Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

NOCTURNE ACQUISITION CORPORATION,

COGNOS THERAPEUTICS, INC.,

and

Nocturne Merger Sub, Inc.

DATED AS OF DECEMBER 30, 2022

i

(continued)

(continued)

(continued)

EXHIBIT A Form of Lock-up Agreement

EXHIBIT B FORM OF SPONSOR FORFEITURE AGREEMENT

EXHIBIT C Form of Company Transaction Support Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of December 30, 2022, by and among (i) Nocturne Acquisition Corporation, a Cayman Islands exempted company listed on the Nasdaq Stock Market (which shall transfer by way of continuation to and domesticate as a Delaware corporation prior to the Closing (as defined below), “Nocturne”), (ii) Cognos Therapeutics, Inc., a corporation incorporated in the State of Delaware (the “Company”), and (iii) Nocturne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nocturne (“Merger Sub”). Each of Nocturne, the Company, and Merger Sub is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, (a) Nocturne is a special purpose acquisition company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is a newly formed, wholly owned, direct subsidiary of Nocturne that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, prior to the Closing and subject to the conditions of this Agreement, Nocturne shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Sections 256 and 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and de-register as a Cayman Islands exempted company in accordance with the Cayman Islands Companies Act (the “Domestication”), and, in connection therewith, shall adopt (a) the Nocturne Certificate of Incorporation in a form to be mutually agreed between Nocturne and the Company and (b) the Nocturne Bylaws in a form to be mutually agreed between Nocturne and the Company;

WHEREAS, at the Closing, (1) Merger Sub will merge with and into the Company and Nocturne will acquire the business of the Company and 100% of the outstanding equity and equity equivalents of the Company, including options, warrants or other securities which grant holders the right to acquire, or convert other securities into, equity securities of the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Company”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of Nocturne, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and (2) in consideration for the Merger, the current holders of Company Common Stock (including, for the avoidance of doubt, the holders of the Tako Shares) will have their shares of Company Common Stock canceled and converted into the right to receive a certain number of shares of Nocturne Common Stock as provided for herein, such that, following the consummation of the Merger and the transactions contemplated herein, the current holders of the Nocturne Ordinary Shares and Company Common Stock will constitute, collectively, the holders of the Nocturne Common Stock;

WHEREAS, subsequent to the execution of this Agreement, Nocturne may enter into one or more Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors will agree to subscribe for and purchase, and Nocturne will agree to issue and sell to the PIPE Investors, an aggregate number of Nocturne Common Stock as set forth in the Subscription Agreements, at a per share to be established in the respective Subscription Agreements, in exchange for an aggregate purchase price to be determined by Nocturne in consultation with the Company (the “PIPE Investment Amount”) in a private placement or placements to be consummated substantially concurrently with, but immediately prior to, the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Investment”);

WHEREAS, subsequent to the execution of this Agreement, Nocturne may enter into one or more Note Purchase Agreements with the Note Investors pursuant to which, among other things, the Note Investors will agree to purchase, and Nocturne will agree to issue and sell to the Note Investors, an aggregate number of convertible notes (the “Notes”) to be determined by Nocturne in consultation with the Company, in exchange for an aggregate purchase price to be determined by Nocturne in consultation with the Company (the “Note Investment Amount”) in an issuance to be consummated substantially concurrently with, but immediately prior to, the Closing, on the terms and subject to the conditions set forth in such Note Purchase Agreements (such issuance and sale, the “Note Investment”);

WHEREAS, for U.S. federal and applicable state income tax purposes, the Parties intend that (a) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F); (b) the Merger will qualify as a “reorganization” under Section 368(a) of the Code (clauses (a) and (b) collectively, the “Intended Tax Treatment”) and (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

WHEREAS, the Company, Nocturne, the Sponsor and certain existing stockholders of the Company have agreed to enter into, and agree to enter into and deliver as promptly as possible following the execution and delivery of this Agreement, a Lock-Up Agreement, substantially in the form attached hereto as Exhibit A, to be effective upon the Closing (the “Lock-Up Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and Nocturne have entered into an agreement substantially in the form attached hereto as Exhibit B (the “Sponsor Forfeiture Agreement”);

WHEREAS, immediately prior to the Effective Time, each Nocturne Ordinary Share that is issued and outstanding as of such time shall automatically convert into one share of Nocturne Common Stock in accordance with the terms of the Nocturne Governing Documents;

WHEREAS, simultaneously with the Closing, the Company, Nocturne, the Sponsor and certain existing stockholders of the Company will enter into an Investor Rights Agreement, in a form to be mutually agreed upon by the parties prior to the Effective Time (the “Investor Rights Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, the Company, Nocturne and certain existing stockholders of the Company holding voting securities of the Company sufficient to approve the adoption of this Agreement, which provides for the Domestication, the Merger and the other transactions contemplated hereby (the “Transactions”), have entered into transaction support agreements in the form attached hereto as Exhibit C (the “Company Transaction Support Agreements”), which provide that, as promptly as practicable following the time at which the Registration Statement shall have been declared effective and made available to the stockholders of the Company, the Company stockholders party thereto will approve and adopt this Agreement and the Transactions in accordance with all applicable Laws, the Company Governing Documents and Contracts by which the Company is bound, in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) through a written consent pursuant to Section 228 of the DGCL or a meeting pursuant to Section 211 of the DGCL;

WHEREAS, the respective boards of directors or similar governing bodies of each of the Company and Merger Sub have each approved and declared advisable the Transactions and resolved to recommend to their respective shareholders the Transactions upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL;

WHEREAS, the board of directors of Nocturne has approved and declared that the Transactions are in the best interests of Nocturne and resolved to recommend to its shareholders the Transactions upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Islands Companies Act;

WHEREAS, in furtherance of the Transactions, Nocturne shall provide an opportunity for the Nocturne Shareholders to have their Nocturne Ordinary Shares redeemed for consideration on the terms and subject to the conditions set forth in the Nocturne Governing Documents and the Trust Agreement in conjunction with obtaining the Required Nocturne Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“280G Approval” has the meaning set forth in Section  6.23.

“280G Waiver” has the meaning set forth in Section  6.23.

“Additional Support Agreements” has the meaning set forth in Section  6.17.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Aggregate Stock Consideration” means 11,650,485 shares of Nocturne Common Stock less the Closing Adjustment Shares.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section  6.15(b).

“Ancillary Agreements” means the Investor Rights Agreement, the Lock-Up Agreement, the Subscription Agreements (if any), the Note Purchase Agreements (if any), the Company Transaction Support Agreements, any Additional Support Agreements, the Sponsor Forfeiture Agreement and each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering in any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section  6.7(c).

“Asset” has the meaning set forth in Section 3.20(a).

“Assumed Option” has the meaning set forth in Section 2.1(e)(iv)(A).

“Assumed Warrant” has the meaning set forth in Section 2.1(e)(iii)(A).

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Blue Sky Laws” has the meaning set forth in Section 3.2(b).

“Business Combination” has the meaning ascribed to such term in the Nocturne A&R Memorandum and Articles.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar applicable federal, state or local Law in response to the COVID-19 pandemic and the associated economic downturn as a result thereof.

“Cash” means, as of any date of determination, with respect to the Company (without duplication), (a) all cash, cash equivalents and marketable securities, plus (b) all checks, deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, minus (c) any outstanding checks or other negotiable instruments used like checks of the Company.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as revised from time to time.

“Certificate of Merger” has the meaning set forth in Section  2.1(d)(ii).

“CFC” has the meaning set forth in Section 3.9(g).

“Closing” has the meaning set forth in Section  2.3.

“Closing Adjustment Shares” means a number of shares of Nocturne Common Stock, rounded to the nearest whole number, equal to (i) the sum of the Closing Net Indebtedness Adjustment and the Closing Transaction Expense Adjustment, divided by (ii) $10.30.

“Closing Date” has the meaning set forth in Section  2.3.

“Closing Net Indebtedness Adjustment” means the excess, if any, of the Net Indebtedness over $6 million (or over such other amount as Nocturne and the Company may mutually agree in writing).

“Closing Transaction Expense Adjustment” means the excess, if any, of the Company Transaction Expenses over $6 million (or over such other amount as Nocturne and the Company may mutually agree in writing).

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common Exchange Ratio” means an amount equal to (a) the Aggregate Stock Consideration, divided by (b) the Company Fully Diluted Share Amount.

“Company” has the meaning set forth in the Preamble.

“Company Affiliated Transactions” has the meaning set forth in Section  3.23.

“Company Bylaws” means the amended and restated bylaws of the Company.

“Company Charter” means the Certificate of Incorporation of the Company, dated September 30, 2020, as may be amended from time to time in accordance with Section  5.1.

“Company Closing Report” has the meaning set forth in Section 2.2(b).

“Company Common Stock” or “Common Stock” means a share of the Company’s common stock, par value $0.0001 per share (including, for the avoidance of doubt, the Tako Shares).

“Company Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to Nocturne concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, material fringe or other material compensatory or benefit plan, program, policy, practice, arrangement or Contract (each of the foregoing, an “Employee Benefit Plan”), whether written or unwritten, funded or unfunded, in each case, that is maintained, sponsored or contributed to (or required to be maintained, sponsored or contributed to) by the Company, or under or with respect to which the Company has or may reasonably have any material Liability.

“Company Financial Statements” has the meaning set forth in Section 6.20(a).

“Company Fully Diluted Share Amount” means an amount equal to, without duplication, the sum of (a) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Common Stock issuable upon exercise of in-the-money Company Options outstanding immediately prior to the Effective Time, calculated using the treasury method of accounting, plus (c) the aggregate number of shares of Common Stock that are issuable upon exercise in full of each Company Warrant outstanding immediately prior to the Effective Time, calculated using the treasury method of accounting.

“Company Fundamental Representations” means the representations and warranties set forth in Section  3.1 (Organization; Authority; Enforceability), Section 3.2 (Noncontravention), Section  3.3 (Capitalization), and Section 3.15 (No Brokers).

“Company Governing Documents” means, at any time prior to the Closing, the Company Charter and the Company Bylaws, in each case as may be amended from time to time in accordance with Section  5.1.

“Company Group” has the meaning set forth in Section  8.15(a).

“Company Indemnified Person” has the meaning set forth in Section  6.12(a).

“Company Intellectual Property” means any and all Intellectual Property and Technology that is owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company.

“Company Option” means each option to purchase Company Common Stock issued and outstanding under the Equity Incentive Plans.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), filed by, assigned to or held in the name of, the Company.

“Company Parties” has the meaning set forth in Section  8.2(a).

“Company Preferred Stock” or “Preferred Stock” means the shares of the Company’s preferred stock, par value of $0.0001 per share.

“Company Products and Processes” means all products, materials, processes and services developed (including products, materials, processes and services for which development is ongoing), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, sold, offered for sale, imported or exported for resale or licensed out by or on behalf of the Company (in each case, whether solely or in collaboration with third parties) since its inception, or with respect to which the Company intends to do the same within twelve (12) months after the date hereof.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered or applied-for and pending with a Governmental Entity or domain name registrar, whether pending or registered in the United States or internationally.

“Company Share” means each share of Company Common Stock.

“Company Stockholders” means the holders of Company Common Stock immediately prior to the Closing.

“Company Stockholder Approval” has the meaning set forth in the Recitals.

“Company Software” means all Software the rights to which are included in the Company Intellectual Property.

“Company Technology” means all Technology the rights to which are included in the Company Intellectual Property.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Company as set forth herein, but only to the extent the Company is obligated to pay, has paid or agreed to pay such Transaction Expense, in each case, as set forth herein; provided, however, that to the extent the Company incurs any such Transaction Expense at the direction or request of Nocturne for matters that occur after the Closing, any such amounts shall not be deemed Company Transaction Expenses.

“Company Transaction Support Agreements” has the meaning set forth in the Recitals.

“Company Warrant” means a Warrant issued and outstanding immediately prior to the Effective Time and as referred to in Section 2.1(e)(iii).

“Competing Buyer” has the meaning set forth in Section  6.15(a).

“Competing Transaction” means potential investment in, financing of, license or sale of any assets (other than a sale of assets in the Ordinary Course of Business, and which could not reasonably be expected to impede, delay, interfere with or prevent the Transactions) or equity or debt securities of the Company, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing, in each case that could result in a change of control of the Company or a public offering of the Company’s securities other than with Nocturne, the Sponsor and their respective Affiliates and Representatives, the PIPE Investors with respect to the PIPE Investment (if applicable) or the Note Investors with respect to the Note Investment (if applicable); provided that the foregoing limitations shall not apply to and shall not restrict the issuance of Company Common Stock pursuant to the exercise of equity securities which are outstanding as of the date of this Agreement and described in Section  3.3(a) or set forth on Section  3.3(b) of the Company Disclosure Letter; provided, further, that the foregoing clause shall not restrict any Pre-Closing Holder, any entity (except for the Company) or any of their respective Related Parties from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving (x) the Company or (y) any assets or equity or debt securities of the Company.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 23, 2022, by and between Nocturne and the Company, as amended from time to time.

“Contaminant” means any back door, time bomb, Trojan horse, worm, drop dead device, virus or other Software routine or hardware component that permits unauthorized access or the unauthorized disablement or erasure or other harm of Software, hardware or data.

“Contract” means any written or oral contract, agreement, license or Lease, including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section  3.11(k).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the CARES Act.

“D&O Provisions” has the meaning set forth in Section  6.12(a).

“Data Room” has the meaning set forth in Section  8.6.

“Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of the Company, or any other act or omission that compromises the security, integrity or confidentiality of information, including Personal Information.

“Dechert” has the meaning set forth in Section  8.15(b).

“Designs” has the meaning set forth in the definition of “Intellectual Property.”

“DGCL” has the meaning set forth in the Recitals.

“Disclosing Party” has the meaning set forth in Section  6.5(a).

“Disclosure Letters” means Nocturne’s Disclosure Letter and the Company Disclosure Letter.

“Domestication” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section  2.1(d)(ii).

“EGS” has the meaning set forth in Section  8.15(a).

“Employee Benefit Plan” has the meaning set forth in the definition of “Company Employee Benefit Plan.”

“Environmental Laws” means any Laws that (a) relate to pollution, the protection or cleanup of the environment, natural resources, occupational safety and health, or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or Release of or exposure to Hazardous Substances, or (b) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“Equity Incentive Plans” means the incentive plans the Company may have implemented from time to time.

“Equity Interests” means, with respect to any Person, (a) all of the shares, or shares of capital stock, or equity of (or other ownership or profit interests in) such Person, (b) all of the warrants, options or other rights to purchase or acquire from such Person shares of capital stock or equity of (or other ownership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for (i) shares of capital stock or equity of (or other ownership or profit interests in) such Person or (ii) warrants, rights or options to purchase or acquire from such Person such shares or equity (or such other interests), and (d) restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation rights and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executives” means Frank Adell and Medi Abbas.

“Export Control Laws” means any applicable export, import, deemed export, transfer and retransfer control Laws.

“FDA” means the United States Food and Drug Administration.

“FDCA” has the meaning set forth in Section 3.26(a).

“Financial Statements” has the meaning set forth in Section  3.5(a).

“Founder Shares” means the Ordinary Shares of Nocturne originally purchased by the Sponsor in a private placement prior to the Nocturne IPO.

“Fully-Diluted Nocturne Common Stock” has the meaning set forth in Section  6.19.

“Fraud” means, with respect to any Party, fraud under Delaware law by such Party with respect to the making of its representations and warranties expressly set forth in this Agreement, with the knowledge that such representation or warranty was inaccurate when made and with the intent to deceive the other Party, provided that such other Party reasonably relied on such inaccuracy in entering into this Agreement. For the avoidance of doubt, “Fraud” shall not include the doctrines of constructive fraud or equitable fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of the Company, the Company Governing Documents; (b) in the case of Nocturne, the Nocturne Governing Documents; (c) in the case of any other corporation, its certificate of incorporation (or analogous document) and bylaws; (d) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (e) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations, or any stock exchange, and including, for the avoidance of doubt, the SEC, the IRS, the FDA, and Nasdaq.

“Hazardous Substances” means any pollutant, contaminant, chemical, or toxic or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radioactive materials, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Healthcare Law” or “Healthcare Laws” has the meaning set forth in Section 3.26(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes imposed on, or with reference to, net income or gross receipts, or a franchise or any similar Tax or Tax imposed in lieu of such a Tax.

“Indebtedness” means, with respect to the Company, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including obligations under notes intended to be offset against purchase price obligations under offtake agreements, but excluding any purchase commitments for capital expenditures and any trade account payables incurred in the Ordinary Course of Business); (e) reimbursement obligations under any letters of credit (solely to the extent drawn); (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (g) aged payables and other one-time payables; (h) the amount of any underfunded obligation under any defined benefit pension, deferred compensation or retiree medical, dental, vision or life insurance plan, (i) the amount of severance due to any current or former employee or service provider of such Party or any of its Subsidiaries whose employment or other service was terminated or who received or provided a notice of termination, in any case, at any time prior to the Closing, (j) all accrued but unused paid time off, (k) any bonus, commissions, retention or other cash incentive compensation, in each case under this clause (k), relating to any period ending prior to, or including, the Closing (and with respect to bonuses and other cash incentive compensation for any period in which the Closing occurs, pro-rated at target performance based on the portion of the period that has elapsed as of the Closing), (l) with respect to the preceding clauses (h) – (k), the employer’s portion of any payroll, social security, unemployment and similar Taxes related thereto; (m) any unpaid Income Taxes of the Company with respect to any Pre-Closing Tax Period (whether or not such Taxes are due and payable as of the Closing Date) which shall (A) not be an amount less than zero with respect to any particular jurisdiction, and (B) be calculated in accordance with the past practices of the Company; (n) any unpaid payroll, social security or similar Taxes of the Company deferred pursuant to Section 2302 of the CARES Act, Notice 2020-65, or other applicable Law; and (o) accrued interest in respect of the foregoing.

“Insurance Policies” has the meaning set forth in Section  3.18.

“Intellectual Property” means any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents, utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, including all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all published and unpublished works of authorship, copyrightable works, all copyrights and related rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intercompany Agreements” has the meaning set forth in Section 3.28.

“Interim Nocturne Certificate of Incorporation” means the certificate of incorporation of Nocturne following the Domestication and prior to the Effective Time.

“Intervening Event” means any change, effect, event, occurrence or fact that materially affects Nocturne and its Subsidiaries, taken as a whole, that does not relate to a Nocturne Competing Transaction and was not known or reasonably foreseeable to the Nocturne Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Nocturne Board as of the date of this Agreement), other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by Nocturne.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its respective properties or assets is bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Company Intellectual Property, (iii) grants or licenses rights to any Intellectual Property that is or has been developed by or for the Company, assigned to the Company by any other Person, or assigned by the Company to any other Person, or (iv) has agreed not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) Shrink-Wrap Code, Publicly Available Software or hosted services, (B) customer, distributor or channel partner Contracts entered into in the Ordinary Course of Business granting non-exclusive licenses to the Company Intellectual Property on the Company’s standard forms without material change, (C) Contracts with the Company’s employees or contractors on the Company’s standard forms, and (D) customary non-disclosure agreements entered into in the Ordinary Course of Business.

“IRS” has the meaning set forth in Section  3.17(a)

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, databases, data communications lines, routers, hubs, switches and other network and telecommunications equipment and all other information technology equipment, and all associated documentation, in each case, owned by the Company or outsourced, used, or held for use in the operation of the business of the Company.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives after reasonable due inquiry of relevant employees under their supervision; and (b) as used in the phrase “to the Knowledge of Nocturne” or phrases of similar import means the actual knowledge of the Nocturne Executives after reasonable due inquiry of relevant employees under their supervision.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, rights of first offer or refusal, easements, covenants, restrictions and security interests thereon.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means December 31, 2019.

“LTIP” has the meaning set forth in Section  6.19.

“Material Adverse Effect” means, with respect to any specified Person, any event, occurrence, development, condition, change, circumstance or state of facts that, individually or in the aggregate, is material and adverse upon the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or by which it is bound or to perform its obligations hereunder or thereunder; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which such Person operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the date of this Agreement; (iv) any failure by such Person to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that is not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protest, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which such Person conducts business; or (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other comparable entities operating in the industries and markets in which such Person operates.

“Material Contracts” has the meaning set forth in Section  3.10(a).

“Material Customers” means the top ten (10) customers of the Company, taken as a whole, based on total revenues for the fiscal year ended December 31, 2021, as well as any additional customers of the Company which would be among the top ten (10) customers of the Company, taken as a whole, if total revenues to date for the current fiscal year which are attributable to any such customer would have placed such customer within the top ten (10) customers of the Company, taken as a whole, based on total revenues for the fiscal year ended December 31, 2021, had such revenues been earned during the fiscal year ended December 31, 2021.

“Material Suppliers” means the top ten (10) suppliers of the Company, taken as a whole, based on total spend for the fiscal year ended December 31, 2021, as well as any additional suppliers of the Company which would be among the top ten (10) suppliers of the Company, taken as a whole, if total spend to date for the current fiscal year which is attributable to any such supplier would have placed such supplier within the top ten (10) suppliers of the Company, taken as a whole, based on total spend for the fiscal year ended December 31, 2021, had such spend been accrued during the fiscal year ended December 31, 2021.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Cash Amount” means $10,000,000.

“Nasdaq” means the Nasdaq Stock Market.

“Net Indebtedness” means Indebtedness less Cash; provided that Net Indebtedness shall exclude Indebtedness arising from the settlement of any Company Transaction Expenses.

“Nocturne” has the meaning set forth in the Preamble.

“Nocturne A&R Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of Nocturne, dated March 30, 2021.

“Nocturne Affiliated Transactions” has the meaning set forth in Section  4.13.

“Nocturne Balance Sheet” has the meaning set forth in Section  4.11(c).

“Nocturne Board” means the board of directors of Nocturne.

“Nocturne Board Recommendation” has the meaning set forth in Section  6.10(b).

“Nocturne Bylaws” means the bylaws of Nocturne following the Domestication, in a form to be mutually agreed upon by the parties prior to the Effective Time.

“Nocturne Capital Stock” means (a) prior to the Domestication, the Nocturne Ordinary Shares and (b) following the Domestication, the Nocturne Common Stock.

“Nocturne Cash on Hand” means, as of immediately prior to the Closing (and for the avoidance of doubt, after giving effect to any PIPE Investment, any Note Investment and the Nocturne Share Redemptions), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for the Nocturne Share Redemptions, plus (b) the aggregate proceeds received by Nocturne from any PIPE Investment and any Note Investment. For the avoidance of doubt, Nocturne Cash on Hand shall be net of Nocturne Transaction Expenses, and shall not include any cash contributions to Nocturne from the Company.

“Nocturne Certificate of Incorporation” means the certificate of incorporation of Nocturne following the Effective Time, in a form to be mutually agreed upon by the parties prior to the Effective Time.

“Nocturne Change in Recommendation” has the meaning set forth in Section  6.10(b).

“Nocturne Common Stock” means, following the Domestication, the common stock of Nocturne, par value of one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Nocturne Certificate of Incorporation (or, following the Effective Time, the Nocturne Certificate of Incorporation).

“Nocturne Ordinary Shares” means, prior to the Domestication, the ordinary shares of Nocturne, par value one ten-thousandth of one dollar ($0.0001) per share.

“Nocturne Preference Shares” means, prior to the Domestication, the preference shares of Nocturne, par value one ten-thousandth of one dollar ($0.0001) per share.

“Nocturne Closing Report” has the meaning set forth in Section  2.2(a).

“Nocturne Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation or similar business combination with or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or other transaction that would constitute a Business Combination with or involving Nocturne and any Person, other than the Company; provided that, notwithstanding anything herein to the contrary, “Nocturne Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than Nocturne) that is an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding (i) does not involve Nocturne or any assets (including, for this purpose, the Trust Account, the PIPE Investment and the Note Investment) or Equity Interests or debt securities of Nocturne, (ii) does not impede, interfere with or prevent the Transactions, or (iii) is not reasonably expected to materially delay the Transactions.

“Nocturne Executives” means Henry Monzon and Ka Seng (Thomas) Ao.

“Nocturne Fundamental Representations” means the representations and warranties set forth in Section  4.1 (Organization; Authority; Enforceability), Section  4.2 (Capitalization), Section  4.3 (No Brokers) and Section 4.10 (Noncontravention).

“Nocturne Governing Documents” means, prior to the Domestication, the Nocturne A&R Memorandum and Articles, and following the Domestication, the Interim Nocturne Certificate of Incorporation, the Nocturne Certificate of Incorporation and the Nocturne Bylaws, as applicable.

“Nocturne Group” has the meaning set forth in Section  8.15(b).

“Nocturne IPO” has the meaning set forth in Section  8.10.

“Nocturne Parties” has the meaning set forth in Section  8.2(a).

“Nocturne Public Securities” has the meaning set forth in Section  4.8.

“Nocturne Rights” means the rights included within the private placement units purchased by the Sponsor in the private placement to receive one-tenth of one Nocturne Ordinary Share, and rights sold as part of the public units in the initial public offering (whether they are purchased in the offering or thereafter in the open market).

“Nocturne SEC Documents” has the meaning set forth in Section  4.5(a).

“Nocturne Share Redemption” means the election of an eligible holder of Nocturne Ordinary Shares (as determined in accordance with the applicable Nocturne Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Nocturne Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable Nocturne Governing Documents and the Trust Agreement), by tendering such holder’s Nocturne Ordinary Shares for redemption not later than 5:00 p.m. eastern time on the date that is two (2) Business Days prior to the date of the Nocturne Shareholder Meeting.

“Nocturne Shareholder Meeting” has the meaning set forth in Section 6.10(a).

“Nocturne Shareholder Voting Matters” means, collectively, (1) adoption and approval of the Domestication (including approval of changing Nocturne’s name to “Cognos Therapeutics Holdings, Inc.”), (2) approval of this Agreement and the Transactions, (3) approval of the issuance of more than twenty percent (20%) of the issued and outstanding shares of Nocturne Common Stock in connection with the Merger and the transactions contemplated by this Agreement, pursuant to Nasdaq requirements, (4) approval of the Nocturne Certificate of Incorporation and Nocturne Bylaws on an interim basis following the Domestication, (5) approval of the certificate of incorporation of the Surviving Company to become effective at the Effective Time, (6) approval, on a non-binding advisory basis, of certain amendments to be made to the organizational documents of the Surviving Company on a post-Closing basis, (7) approval of the LTIP, (8) election of the Post-Closing Nocturne Board, (9) approval of any adjournment or postponement of the Nocturne Shareholder Meeting in the event Nocturne does not receive the requisite vote to approve the matters set forth in clauses (1)-(8) above and (10) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Nocturne Shareholders in the Registration Statement and agreed to by Nocturne and the Company.

“Nocturne Shareholders” means, prior to the Domestication, the holders of Nocturne Ordinary Shares and Nocturne Preference Shares, and following the Domestication, the holders of Nocturne Common Stock.

“Nocturne Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Sponsor or Nocturne, in each case, as set forth herein; provided, however, that all fees, costs, expenses and amounts that Nocturne is obligated to pay in respect of the Promissory Note, the First Extension Note, the Second Extension Note or the Third Note (each as defined Nocturne’s Definitive Proxy Statement on Schedule 14A filed with the SEC on September 2, 2022), or in respect of any note, undertaking or obligation of Nocturne issued or given in replacement of, in exchange for or in lieu of any of them, in whole or in part, shall be excluded from Nocturne Transaction Expenses.

“Nocturne’s Disclosure Letter” means the Disclosure Letter delivered by Nocturne to the Company concurrently with the execution and delivery of this Agreement.

“Non-Party Affiliate” has the meaning set forth in Section  8.14.

“Note Investment Amount” has the meaning set forth in the Recitals.

“Note Investors” means Persons that have entered into Note Purchase Agreements to purchase Notes for cash.

“Note Purchase Agreement” means a Contract executed by a Note Investor in connection with the Note Investment.

“Notes” has the meaning set forth in the Recitals.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person.”

“Offer Documents” has the meaning set forth in Section  6.9(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business of such Person consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section  7.1(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section  3.19(b).

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of the Company as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that (i) with respect to the Company, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Company or (ii) with respect to Nocturne, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of Nocturne); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Company’s current use of its real property; and (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which, or the building in which, the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company; (i) Securities Liens; and (j) those Liens set forth on Section  1.1 of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws.

“PFIC” has the meaning set forth in Section 3.9(g).

“PHSA” has the meaning set forth in Section 3.26(a).

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the Recitals.

“PIPE Investors” means Persons that have entered into Subscription Agreements to purchase shares of Nocturne Common Stock for cash.

“Potential 280G Benefit” has the meaning set forth in Section  6.23.

“Pre-Closing Holder” means a holder of shares of Company Common Stock (including, for the avoidance of doubt, the holders of the Tako Shares) immediately prior to the Effective Time.

“Pre-Closing Period” has the meaning set forth in Section  5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section  6.12(b).

“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to third parties, including individuals, customers, vendors, partners, joint ventures, marketing affiliates, advertisers and advertising networks, third party analytics and advertising providers and other business partners, governing privacy and/or the Processing of Personal Information, into which the Company has entered or is otherwise bound.

“Privacy and Data Security Laws” means any Laws with which the Company is required to comply relating to privacy, data protection, data transfer, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification, marketing, phone calls, social media or text messaging.

“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, (d) rules of any applicable self-regulatory organizations in which the Company is or has been a member or with which the Company has been contractually obligated to comply or with which the Company represents that it will comply, and (e) any applicable published industry best practice or other standard by which the Company operates that pertains to privacy and/or the Processing of Personal Information.

“Privacy Policy” means each statement made by the Company related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Proceeding” means any action, suit, charge, litigation, arbitration, investigations, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“Proxy Statement” has the meaning set forth in the definition of “Registration Statement.”

“Publicly Available Software” means any Software (or portion thereof) (i) that is licensed, distributed or conveyed (A) as “free software,” “open source software” (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License, BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License and any license listed at www.opensource.org), or (B) pursuant to “open source,” “copyleft” or similar licensing and distribution models, or (ii) under a Contract that requires as a condition of use, modification, conveyance or distribution of such Software that such Software or other Software that is derived from or linked to such Software, or into which such Software is incorporated or with which such Software is combined (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be delivered at no or minimal charge or (D) be licensed, distributed or conveyed under the same terms as such Contract.

“Recipient Party” has the meaning set forth in Section  6.5(a).

“Registration Statement” means the Registration Statement on Form S-4, which shall include a proxy statement on Schedule 14A for the purposes of soliciting the votes of the Nocturne Shareholders to adopt and approve the Nocturne Shareholder Voting Matters (the “Proxy Statement”), to be filed with the SEC by Nocturne.

“Regulatory Authorizations” means all FDA or other Governmental Entity or regulatory authority registrations, product listings, approved marketing authorizations including New Drug Applications (“NDAs”), in-effect Investigational New Drug Applications (“INDs”) or similar authorizations to conduct human clinical trials, approvals by an Institutional Review Board or similar entity to conduct human clinical studies, Drug Enforcement Agency (“DEA”) registrations, state and municipal drug distribution licenses, and any other permit, license or other form of authorization required under the Healthcare Laws.

“Related Parties” has the meaning set forth in Section  6.15(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata) or into, within or through buildings, structures or equipment.

“Remedies Exception” has the meaning set forth in Section  3.1(c).

“Required Nocturne Vote” means the approval of the Nocturne Shareholder Voting Matters, at the Nocturne Shareholder Meeting where a quorum is present, by ordinary resolution, being the affirmative vote of the holders of at least a majority of the votes cast by Nocturne Shareholders present in person, or virtually, or represented by proxy at the Nocturne Shareholder Meeting, and with regard to the Domestication, a special resolution, being the affirmative vote of the holders of at least a two-thirds majority of the votes cast by Nocturne Shareholders present in person, or virtually, or represented by proxy at the Nocturne Shareholder Meeting.

“Sanctioned Country” means any country or region that is, or in the five (5) years prior to the date of this Agreement has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, or restrictions on transfer, hypothecation or similar actions under or in connection with, (a) applicable federal, state and local securities Laws and (b) any Governing Documents.

“Shrink-Wrap Code” means any generally commercially available, non-customized Software in executable code form (other than development tools and development environments) that is available for a cost of not more than Five Thousand Dollars ($5,000) for a perpetual license for a single user or workstation (or Fifty Thousand Dollars ($50,000) in the aggregate for all users and work stations).

“Software” means all software, firmware and computer applications and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, computer files or records, scripts, manuals, design notes, programmers’ notes, architecture, schematics, software models and methodologies, plugins, libraries, subroutines, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and specifications and documentation related thereto or associated therewith and all media on which any of the foregoing is stored, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor” means Nocturne Sponsor, LLC, a Delaware limited liability company and Nocturne’s sponsor.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Sponsor Shares” means the total amount of Nocturne Capital Stock held by the Sponsor.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by a PIPE Investor in connection with the PIPE Investment.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” means the post-Closing entity named Cognos Therapeutics, Inc. and as set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section  7.2.

“Tail Policy” has the meaning set forth in Section  6.12(b).

“Tako Shares” means that number of fully-paid and nonassessable shares of Company Common Stock to be issued immediately prior to the Effective Time to Tako Ventures, LLC or its designee pursuant to that certain Investment and Termination Agreement dated December 22, 2022 between Tako Ventures, LLC and the Company.

“Tax” or “Taxes” means (i) all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including any abandoned and unclaimed property Liabilities, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, affiliated, combined, unitary or other group, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local, non U.S. or other applicable Tax Law, or being or having been included or required to be included in any Tax Return related thereto, and (iii) any and all taxes imposed as a transferee or successor, by contract or otherwise, in each of clauses (i) –(iii), including all interest, penalties and additions imposed with respect to the foregoing.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which the Company or Nocturne is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Technology” means (a) Software, (b) inventions (whether or not patentable), discoveries and improvements, (c) Trade Secrets, (d) Designs, (e) databases, data compilations and collections and technical data, (f) data centers, (g) methods and processes, (h) devices, prototypes, beta versions, designs and schematics, and (i) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Trade Control Laws” has the meaning set forth in Section  3.24(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means:

(a)  all fees, costs and expenses designated as Nocturne Transaction Expenses or Company Transaction Expenses in this Agreement;

(b)  only to the extent Nocturne is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by Nocturne or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication), in connection with Nocturne’s initial public offering (including the Deferred Discount and any other deferred underwriting commissions or fees), in connection with the Trust Agreement, or in connection with Nocturne’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Nocturne Transaction Expenses hereunder);

(c)  only to the extent the Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses, to the extent not deemed Nocturne Transaction Expenses, shall be deemed Company Transaction Expenses hereunder); provided that, in no event shall any costs or expenses of any Company Stockholder be deemed Company Transaction Expenses; and provided further that any fees, costs, and expenses incurred or payable by the Company (or its equityholders) through the Closing in connection with the preparation of the Registration Statement (other than legal and accounting fees) shall be deemed Nocturne Transaction Expenses hereunder.

(d)  to the extent applicable, any fees, costs and expenses incurred or payable by Nocturne, the Company or the Sponsor, in connection with entry into (1) the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the PIPE Investment, if any, and (2) the Note Purchase Agreements and the issuance of the Notes pursuant thereto and in connection with the negotiation, preparation and execution of the Note Investment, if any, in each case, including any commitment or other fees or other inducements related thereto (which fees, costs, expenses and inducements shall be deemed Nocturne Transaction Expenses hereunder);

(e)  any Liability of the Company in the nature of compensation under any sale, change-of-control, “stay around,” retention, discretionary sale, transaction bonus, severance or similar bonus or payments or similar arrangements paid or payable to current or former directors, officers, employees or other individual service providers of the Company as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other Taxes with respect thereto (which fees, costs, expenses and Taxes shall be deemed Company Transaction Expenses hereunder);

(f)  all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Nocturne Transaction Expenses hereunder);

(g)  all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required, of which, regardless of whether the Closing occurs, one hundred percent (100%) will be deemed Nocturne Transaction Expenses hereunder; and

(h)  all Transfer Taxes (one hundred percent (100%) of such Transfer Taxes shall be deemed Nocturne Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, goods, services, real or personal property transfer, custom, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means the trust account established by Nocturne pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated March 30, 2021, by and between Nocturne and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section  4.4.

“Trust Distributions” has the meaning set forth in Section  8.10.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“U.S.” means the United States of America.

“Unaudited Financial Statements” has the meaning set forth in Section  3.5(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Willful Breach” means a material breach of any representations, warranties, covenants or agreements contained herein that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE II
MERGER AND CLOSING TRANSACTIONS

2.1  Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur prior to, on or following the Closing Date in the order set forth in this Section 2.1:

(a)  Domestication. Immediately prior to the Effective Time, the Domestication shall occur.

(b)  PIPE Closing & Note Closing. Immediately prior to or substantially concurrently with the Effective Time, (1) the PIPE Investment (if applicable) shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements, and (2) the Note Investment (if applicable) shall be consummated pursuant to, and in the amounts set forth in, the Note Purchase Agreements.

(c)  Nocturne Share Redemption. Immediately prior to or substantially concurrently with the Effective Time, Nocturne shall cause the Trustee to make any payments out of the Trust Account that are required to be made by Nocturne in connection with the Nocturne Share Redemption.

(d)  Merger.

(i)  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, following the Domestication, Merger Sub will merge with and into the Company, with the Company as the Surviving Company continuing as a wholly owned Subsidiary of Nocturne following the Merger, and the separate existence of Merger Sub shall cease.

(ii)  At the Closing and on the Closing Date, the Company and Merger Sub shall cause a Certificate of Merger in a form reasonably agreed to by Nocturne and the Company (the “Certificate of Merger”) to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective immediately upon the filing of, and acceptance by the Secretary of the State of Delaware of, the Certificate of Merger or such other time as agreed to by Nocturne and the Company in writing and specified in such filed Certificate of Merger (the “Effective Time”). For the avoidance of doubt, the Effective Time shall not occur prior to the completion of the Domestication.

(iii)  The Merger shall have the effects as provided in this Agreement, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv)  At the Effective Time, the Governing Documents of Merger Sub immediately prior to the Effective Time shall become the Governing Documents of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company in such Governing Documents shall be amended to be “Cognos Therapeutics, Inc.”

(v)  At the Effective Time, the board of directors and executive officers of the Surviving Company shall be the board of directors and executive officers of Nocturne, after giving effect to Section 6.24, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(e)  Effects of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Nocturne, Merger Sub, the Company or the holders of any of the following securities:

(i)  Company Shares.

(A)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, each of the Tako Shares) shall be canceled and converted into the right to receive a number of shares of Nocturne Common Stock equal to the Common Exchange Ratio; and

(B)  any shares of Company Common Stock held in the treasury of the Company or owned by Nocturne, Merger Sub or the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(ii)  Fractional Shares. No certificate or book entry representing fractional shares of Nocturne Common Stock shall be issued upon the surrender for exchange of Company Shares, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Nocturne Common Stock. In lieu of the issuance of any such fractional share, Nocturne shall aggregate the total number of shares of Nocturne Common Stock issuable to each Person upon the surrender for exchange of Company Shares, and then round down to the nearest whole number of shares of Nocturne Common Stock for each such Person.

(iii)  Company Warrants.

(A)  Each Company Warrant or portion thereof that is outstanding immediately prior to the Effective Time shall be assumed by Nocturne and converted into a warrant for shares of Nocturne Common Stock (on the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time), equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (2) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (y) the Common Exchange Ratio (each, an “Assumed Warrant”).

(B)  Prior to the Effective Time, the Company shall deliver to each holder of a Company Warrant a notice setting forth the effect of the Merger on such holder’s Company Warrants and describing the treatment of each Company Warrant in accordance with this Section 2.1(e)(iii).

(iv)  Company Options.

(A)  Each Company Option or portion thereof that is outstanding immediately prior to the Effective Time shall be assumed by Nocturne and converted into an option to purchase shares of Nocturne Common Stock (on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, including applicable vesting conditions, exercisability and termination-related provisions), equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (2) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (y) the Common Exchange Ratio (each, an “Assumed Option”); provided, however, that the exercise price and the number of shares of Nocturne Common Stock purchasable pursuant to each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.424-1, as applicable, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(B)  The Company shall take all reasonably necessary actions to ensure that no Assumed Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Nocturne. The board of directors of the Company shall take all reasonably necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options will be granted under the Equity Incentive Plans following the Closing. Prior to the Effective Time, the Company shall deliver to each holder of a Company Option a notice setting forth the effect of the Merger on such holder’s Company Options and describing the treatment of each Company Option in accordance with this Section  2.1(e)(iv).

(C)  As promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), Nocturne shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Nocturne Common Stock underlying the Assumed Options assumed pursuant to this Section  2.1(e)(iv).

(v)  Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time;

(f)  Directors and Officers of Nocturne. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq, Nocturne shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of Nocturne to consist of seven (7) members, comprised of seven (7) individuals designated by the Company (at least four (4) of whom shall qualify as independent directors under Nasdaq requirements), subject to the terms of the Investor Rights Agreement and the Nocturne Governing Documents, and subject to such independent director designees satisfying the criteria to be independent for purposes of Nasdaq listing requirements.

(g)  Tako Shares. Immediately prior to the Effective Time, the Company will issue the Tako Shares, which will be included in the calculation of the shares of Company Common Stock outstanding immediately prior to the Effective Time for purposes of Section 2.1(e).

2.2  Transaction Statement; Third Party Invoices.

(a)  Nocturne Closing Report. At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing, Nocturne shall prepare and deliver to the Company a report signed by either of Nocturne’s Chief Executive Officer or Chief Financial Officer (the “Nocturne Closing Report”) setting forth Nocturne’s good faith calculation of the Nocturne Cash on Hand and Nocturne Transaction Expenses as of the Closing Date, along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Nocturne Transaction Expenses) and any additional information reasonably requested by the Company in connection with its review of the Nocturne Closing Report. Nocturne shall, and shall cause its Subsidiaries to, cooperate with the Company in connection with the Company’s review of the Nocturne Closing Report and its components, including providing the Company and its accountants and other representatives reasonable access during business hours to books, records and other materials of Nocturne and its Subsidiaries used in the preparation of all such materials (including the work papers of Nocturne’s auditors, subject to the execution of customary access papers in form and substance reasonably acceptable to Nocturne and its auditors), as well as the relevant employees of Nocturne and its Subsidiaries, and considering in good faith any reasonable comments from Nocturne with respect to the amounts and calculations contained in the Nocturne Closing Report. The parties shall use commercially reasonable efforts to resolve in good faith any disagreement with respect to the Nocturne Closing Report. The Nocturne Closing Report shall be prepared in accordance with GAAP and the terms of this Agreement, including the definitions of Nocturne Cash on Hand and Transaction Expenses (as applicable). The Nocturne Cash on Hand and Nocturne Transaction Expenses set forth in the Nocturne Closing Report shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(b)  Company Closing Report. At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing, the Company shall deliver to Nocturne a report signed by either of the Company’s Chief Executive Officer or Chief Financial Officer (the “Company Closing Report”) setting forth the Company’s good faith calculation of (i) the Company’s Transaction Expenses as of the Closing Date and (ii) the Company’s Net Indebtedness as of the Closing Date, along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Company Transaction Expenses) and any additional information reasonably requested by Nocturne in connection with its review of the Company Closing Report. The Company shall cooperate with Nocturne in connection with Nocturne’s review of the Company Closing Report and its components, including providing Nocturne and its accountants and other representatives reasonable access during business hours to books, records and other materials of the Company used in the preparation of all such materials (including the work papers of the Company’s auditors, subject to the execution of customary access papers in form and substance reasonably acceptable to the Company and its auditors), as well as the relevant employees of the Company, and considering in good faith any reasonable comments from Nocturne with respect to the amounts and calculations contained in the Company Closing Report. The parties shall use commercially reasonable efforts to resolve in good faith any disagreement with respect to the Company Closing Report. The Company Closing Report shall be prepared in accordance with GAAP and the terms of this Agreement, including the definitions of Cash, Indebtedness, Net Indebtedness and Transaction Expenses (as applicable). The Company Transaction Expenses and Net Indebtedness set forth in the Company Closing Report shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(c)  Payment of Expenses.

(i)  On the Closing Date at the Closing, Nocturne shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Expenses for which invoices have been delivered in accordance with Section  2.2(b).

(ii)  On the Closing Date at the Closing, Nocturne shall pay or cause to be paid by wire transfer of immediately available funds all Nocturne Transaction Expenses for which invoices have been delivered in accordance with Section  2.2(a).

2.3  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by remote exchange of signature pages by email or other electronic transmission as promptly as practicable, and in any event no later than 9:00 a.m. eastern time on the third (3rd) Business Day after the conditions set forth in Section  2.4 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

2.4  Conditions to the Obligations of the Parties.

(a)  Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i)  Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(ii)  No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(iii)  Required Nocturne Vote. The Required Nocturne Vote shall have been obtained.

(iv)  Net Tangible Assets. After giving effect to the Transactions, including any PIPE Investment and any Note Investment, Nocturne shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Nocturne Share Redemption.

(v)  Minimum Cash Amount. Sponsor shall use its reasonable best efforts to raise the Nocturne Cash on Hand which shall in no event be less than the Minimum Cash Amount. Notwithstanding the foregoing, if the Nocturne Cash on Hand is less than the Minimum Cash Amount, and the Company, in its sole discretion, elects to waive compliance with the Closing condition that the Nocturne Cash on Hand shall not be less than the Minimum Cash Amount, and to proceed with the Closing, then at the Closing Sponsor shall irrevocably forfeit and surrender to Nocturne the Founder Shares and private placement units in the form and substance set forth in this section: Sponsor shall (i) keep 2,963,000 shares (eighty seven and a half percent (87.5%) of Sponsor Shares) and forfeit the rest if Nocturne Cash on Hand is less than the Minimum Cash Amount but equals or exceeds $7,500,000, (ii) keep 2,539,000 shares (seventy five percent (75%) of Sponsor Shares) and forfeit the rest if Nocturne Cash on Hand is less than $7,500,000 but equals or exceeds $5,000,000 and (iii) keep 1,693,000 shares (fifty percent (50%) of Sponsor Shares) and forfeit the rest if there is no Nocturne Cash on Hand. The number of shares kept and forfeited shall be pro-rated to the extent that the Nocturne Cash on Hand falls between any of the amounts in subsections (i) through (iii).

(vi)  PIPE & Notes. To the extent applicable, the PIPE Investment and the Note Investment shall have each been consummated prior to or substantially concurrently with the Closing.

(vii)  Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(viii)  Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order issued by the SEC shall remain in effect with respect to the Registration Statement, and no proceeding seeking such a stop order initiated by the SEC shall remain pending.

(ix)  Ancillary Agreements. All Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the Parties thereto.

(b)  Conditions to Obligations of Nocturne. The obligations of Nocturne to consummate the transactions in connection with the Closing are subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)  Representations and Warranties.

(A)  Each of the representations and warranties of the Company set forth in ARTICLE III of this Agreement (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section  3.13), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B)  each of the Company Fundamental Representations (other than the representations and warranties of the Company set forth in Section  3.3(a)), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C)  the representations and warranties of the Company set forth in Section  3.3(a) and Section 3.12(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii)  Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii)  Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(iv)  Officers Certificate. The Company shall deliver to Nocturne, a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section  2.4(b)(i), Section  2.4(b)(ii) and Section  2.4(b)(iii) have been satisfied.

(v) FIRPTA Certificate. The Company shall have delivered to Nocturne, a certificate duly executed by an authorized officer of the Company, in the form and substance required under Treasury Regulations Section 1.1445-2(c) and Section 1.897-2(h) stating that no interest in the Company is a “United States real property interest” (as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder), along with a duly executed notice to the IRS that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, dated as of the Closing Date (the “FIRPTA Certificate”).

(vi) Conversion. All convertible securities and Liabilities of the Company (except for the Company Options and the Company Warrants), shall have been converted into equity of the Company or cancelled prior to the Merger, and any rights to acquire equity of the Company shall have been extinguished as of the Closing.

(c) Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of Nocturne set forth in ARTICLE IV of this Agreement (other than the Nocturne Fundamental Representations and the representations and warranties of Nocturne set forth in Section 4.6), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B) each of the Nocturne Fundamental Representations (other than the representations and warranties of Nocturne set forth in Section  4.2) in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C) each of the representations and warranties of Nocturne set forth in Section 4.2 and Section 4.6(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii) Performance and Obligations of Nocturne. Nocturne shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Nocturne on or prior to the Closing Date.

(iii) Nocturne Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Nocturne.

(iv) Officers Certificate. Nocturne shall deliver to the Company a duly executed certificate from an authorized officer of Nocturne, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(c)(i), Section 2.4(c)(ii) and Section 2.4(c)(iii) have been satisfied.

(v) Nasdaq Listing. Nocturne’s initial listing application with Nasdaq in connection with the Merger shall have been conditionally approved, immediately following the Effective Time Nocturne shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Nocturne shall not have received any notice of non-compliance therewith, and the Nocturne Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq.

(vi) Resignations. The directors and officers of Nocturne listed on Section 2.4(c)(vi) of the Company Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(d) Frustration of Closing Conditions. Neither the Company nor Nocturne may rely on the failure of any condition set forth in this Section 2.4 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.4 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

2.5 Company Closing Deliveries. At the Closing, the Company (on behalf of itself and applicable stockholders of the Company, as applicable) shall deliver to Nocturne (i) the Investor Rights Agreement, duly executed by the Company and the other parties thereto (except Nocturne and the Sponsor) and (ii) an executed certificate from the Company, in form and substance compliant with Treasury Regulation Section 1.1445-2(b)(2), certifying that, as of the Closing Date, such Person is not a “foreign person” within the meaning of Section 1445 of the Code.

2.6 Nocturne Closing Deliveries. At the Closing, Nocturne (on behalf of itself and the Sponsor, as applicable) shall deliver to the Company (a) the Investor Rights Agreement, duly executed by Nocturne and the Sponsor; (b) resignations from each of the directors and officers of Nocturne listed on Section 2.4(c)(vi) of the Company Disclosure Letter, duly executed by each such director and officer and (c) a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication.

2.7 Withholding. Nocturne and the Company (and any of their respective representatives, Subsidiaries and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will promptly notify and reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to (i) determine whether any such deductions or withholding payments (in each case, other than with respect to compensatory payments, if any, and other than due to a failure of the Company to provide a FIRPTA Certificate) are required under applicable Law and (ii) obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deductions and withholding payments. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deductions and withholding payments were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Letter (subject to Section 8.13), the Company hereby represents and warrants to Nocturne and Merger Sub as follows:

3.1 Organization; Authority; Enforceability.

(a) The Company (i) is duly organized or formed, validly existing, and in good standing under the Laws of the State of Delaware, (ii) is qualified to do business and is in good standing (or has equivalent status where such concept of good standing is applicable) as a foreign entity in the jurisdictions in which the conduct of its business or locations of its assets or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified or to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect, and (iii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite action of the board of directors of the Company. Subject to the Company Stockholder Approval, no other corporate proceedings on the part of the Company (including any action by the board of directors of the Company or holders of Equity Interests of the Company) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company Stockholder Approval shall be obtained in accordance with all applicable Laws and the Governing Documents of the Company and all applicable Contracts by which the Company is bound.

(c) This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties to this Agreement, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (the “Remedies Exceptions”). Correct and complete copies of the Governing Documents of the Company as in effect on the date hereof have been made available to Nocturne.

3.2 Noncontravention.

(a) Except as set forth on Section 3.2 of the Company Disclosure Letter and for the filings pursuant to Section  6.7, the receipt of the Company Stockholder Approval, the filing and recordation of the Certificate of Merger as required by the DGCL and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 6.7 and any other notifications to be provided in the Ordinary Course of Business, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under or (v) result in the creation of any Lien upon the Company Shares or any other Equity Interests of the Company under, in the case of each of clauses (i) through (v), any (A) Material Contract, (B) Governing Document, or (C) Law or Order to which the Company is bound or subject, with respect to the foregoing clause (A), Clause (B) or clause (C), except as (x) would not have a Material Adverse Effect.

(b) Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.7, the filing and recordation of the Certificate of Merger as required by the DGCL and for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and the pre-merger notification requirements of the HSR Act, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) require any approval from, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which Company is bound or subject in each case, except as would not (A) be material to the Company or (B) prevent, materially impair or materially delay the consummation of the Transactions.

(c) The Company is not in material violation of any of its Governing Documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 55,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 25,652,925 shares of Company Common Stock are issued and outstanding, none of which are currently subject to a forfeiture or repurchase right except as set forth in Section 3.3(a) of the Company Disclosure Letter, (ii) zero shares of Company Preferred Stock are outstanding or reserved for issuance, (iii) 5,886,284 shares of Company Common Stock are underlying outstanding Company Options, to the extent such Company Common Stock is not issued and outstanding, (iv) zero shares of Company Common Stock are held by the Company as treasury stock, and (v) 561,330 shares of Company Common Stock are subject to be issued upon exercise of Company Warrants. All issued and outstanding Company Shares are, and all such shares that may be issued upon the settlement of outstanding awards under the Equity Incentive Plans or Company Warrants will be, when issued, duly authorized, validly issued, fully paid and, except as set forth in the DGCL, nonassessable and owned by the record holders set forth on Section 3.3(a) of the Company Disclosure Letter. With respect to each Company Option and Company Warrant, Section 3.3(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of (i) the name of the holder of each Company Option or Company Warrant, (ii) the number of Company Options and Company Warrants held by each holder and (iii) the grant date and exercise price with respect to each Company Option or Company Warrant. Except as set forth in this Section 3.3(a), there are no shares of capital stock or other equity interests of any kind of the Company authorized or outstanding.

(b) Except as set forth on Section 3.3(a) or Section 3.3(b) of the Company Disclosure Letter, or set forth in the Company Governing Documents or contemplated by the Transactions, as applicable:

(i) there are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights contained in Contracts to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of the Company’s Equity Interests;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting, sale or transfer of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company;

(v) there are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company;

(vi) the Company has not violated any applicable securities Laws or any preemptive or similar rights created by Law, Company Governing Document or Contract to which the Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vii) other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by the Company.

(c) The Company has no Subsidiaries and the Company does not directly or indirectly own any capital stock of, or any equity, security, voting, ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Person.

3.4 Corporate Books and Registers. The corporate books, registers, accounts, ledgers, records and supporting documents of the Company are up to date and contain complete and accurate records of all matters since the Lookback Date which were required to be dealt with in such documents.

3.5 Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The Company has prepared and made available to Nocturne (i) the unaudited consolidated statement of financial position of the Company as of June 30, 2022 and related consolidated statements of comprehensive income and changes in equity for the twelve-month period ended December 31, 2021 (the “Unaudited Financial Statements”) and (ii) audited financial statements, including consolidated balance sheets and consolidated statements of income and changes in equity and cash flows, of the Company for the years ended December 31, 2021 and December 31, 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP and accompanied by the reports thereon of the Company’s independent auditors conducted in accordance with the auditing standards of the PCAOB (the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been, and the Financial Statements will be, when delivered to Nocturne pursuant to Section  6.20, derived from the books and records of the Company. The (i) Audited Financial Statements have been, and the Financial Statements will be, when delivered to Nocturne pursuant to Section 6.20, in each case prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) Financial Statements fairly present, and the Financial Statements will, when delivered to Nocturne pursuant to Section 6.20, fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Company for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein and (B) that the Unaudited Financial Statements will not include all year-end adjustments required by GAAP.

(c) Each of the independent auditors for the Company, with respect to their reports as will be included in the Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(d) The Company has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Financial Statements or the notes thereto, (ii) Liabilities that have arisen after December 31, 2021 in the Ordinary Course of Business, (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses, and (iv) Liabilities set forth in Section 3.5(d) of the Company Disclosure Letter.

(e) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there are no deficiencies within such systems that would reasonably be expected to be material to Nocturne or its Subsidiaries (including, after the Closing, the Company), taken as a whole, after the Closing.

(f) Except as set forth on Section 3.5(f) of the Company Disclosure Letter, as of the date of this Agreement, the Company not have any outstanding (i) Indebtedness for borrowed money; (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which the Company has guaranteed payment, and there are no outstanding guarantees, indemnities, suretyships or securities given by the Company or for the benefit of the Company. The Company is in material compliance with all such facilities or other documents governing any Indebtedness of the Company in accordance with their terms and there are no circumstances whereby continuation of such Indebtedness might be prejudiced or affected as a result of the Merger or the other transactions contemplated by this Agreement. The Company has not received any notice to repay under any agreement relating to any Indebtedness. The Company has not been in payment default or technical default under any agreement relating to any Indebtedness.

(g) The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

3.6 No Material Adverse Effect. Since December 31, 2021 and prior to the date of this Agreement, there has been no Material Adverse Effect with respect to the Company.

3.7 Absence of Certain Developments. Except (i) as set forth on Section  3.7 of the Company Disclosure Letter, (ii) as otherwise reflected in the Financial Statements or (iii) as expressly contemplated by this Agreement, since December 31, 2021 and prior to the date of this Agreement, (a) the Company has conducted its business in all material respects in the Ordinary Course of Business and (b) the Company has not taken (or had taken on its behalf) any action that would, if taken after the date of this Agreement, require Nocturne’s consent under Section 5.1.

3.8 Real Property.

(a) Set forth on Section 3.8(a) of the Company Disclosure Letter is a correct and complete list (including the address) of each Owned Real Property as of the date of this Agreement. With respect to each Owned Real Property, except as set forth on Section  3.8(a) of the Company Disclosure Letter: (i) the Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) the Company is not a party to any agreement or option to purchase any real property or interest therein relating to the business of the Company.

(b) Set forth on Section 3.8(b) of the Company Disclosure Letter is a correct and complete list, as of the date of this Agreement, of all Leases and the address of the Leased Real Property related to each such Lease. With respect to each of the Leases: (i) the Company does not sublease, license or otherwise grant to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, is not being disturbed, (iii) the Company has made available to Nocturne a correct and complete copy of all Leases; and (iv) the Company is not in material default under any such Lease nor, to the Company’s Knowledge, has an event occurred which would, whether with or without the giving of notice, the passage of time or both, result in such material default by them or by any other party to such Lease.

(c) The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Company.

(d) Since the Lookback Date, no portion of the Owned Real Property or Leased Real Property has suffered material damage by fire or other casualty loss, other than such damage that would not have a Material Adverse Effect.

3.9 Tax Matters. Except as set forth on Section 3.9 of the Company Disclosure Letter:

(a) The Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Company are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by the Company have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) The Company has timely and properly withheld or collected and paid to the applicable Taxing Authority (i) all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and (ii) all sales, use, ad valorem, value added, and similar Taxes, and the Company has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where the Company does not file a particular type of Tax Return, or pay a particular type of Tax, that the Company is or may be subject to taxation of that type by, or may be required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Tax Returns of the Company made available to Nocturne reflect all of the jurisdictions in which the Company is required to file Tax Returns or remit any Income Tax.

(d) The Company is not currently and has not within the past five (5) years been the subject of any Tax Proceeding with respect to any Income Tax or other material Taxes or Tax Returns of or with respect to the Company, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against the Company.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Company is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is currently pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Company.

(f) The Company has not participated in, or been a party to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method of accounting used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date. The Company has never been a, or ever owned any, (i) “controlled foreign corporation” within the meaning of Section 957 of the Code (“CFC”), or (ii) “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code and the Company does not expect to be classified as a CFC or as a PFIC in the year of the Closing Date. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There is no Lien for Taxes on any of the assets of the Company, other than Permitted Liens.

(i) The Company does not have any Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). The Company is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, and has not ever been party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(j) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) The Company is not, and in the five-year period ending on the date hereof has not, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) The Company is not eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax). To the extent the Company is eligible for such benefits, this Agreement and the consummation of the Transactions will not end or otherwise affect such eligibility.

(n) The Company has not within the two (2) years prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(o) The Company has complied in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any analogous provision of any Law relating to Taxes), including, but not limited to, the contemporaneous documentation and disclosure requirements thereunder.

3.10 Contracts.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of the following Contracts in effect as of the date of this Agreement to which the Company is party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract pursuant to which the Company may be entitled to receive or obligated to pay more than $100,000 in any calendar year;

(ii) any Contract that requires the Company to purchase its total requirements of any product or service from any other Person that requires the Company to pay more than $100,000 in any calendar year;

(iii) any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment other than in favor of the Company;

(iv) any Contract that limits or purports to limit the ability of the Company to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person, or (B) solicit any customers;

(v) any Contract requiring any capital expenditures by the Company in an amount in excess of $100,000 in the aggregate over the term of the Contract;

(vi) any Contract (A) relating to the creation, incurrence, assumption or guarantee of any Indebtedness or (B) relating to the lease of material personal property;

(vii) any IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(viii) any Contract not cancellable by the Company with no more than thirty (30) days’ notice if the effect of such cancellation would result in a monetary penalty to the Company in excess of $100,000 per the terms of such Contract;

(ix) any Contract that relates to the future acquisition or disposition of any business, material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $100,000, in any single instance or $500,000, in the aggregate, except for (A) any agreement related to the transactions contemplated by this Agreement, (B) any non-disclosure, indications of interest, term sheets, letters of intent or similar arrangements entered into in the Ordinary Course of Business and (C) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(x) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, outsourcing, strategic alliance or similar arrangement involving the sharing of revenues, expenses, profits, production outputs or losses;

(xi) any broker, distributor, dealer, manufacturer’s representative, original equipment manufacturer, manufacturing, value-added, remarketer, reseller or independent software vendor, franchise, agency, sales promotion, sales representative, market research, marketing consulting or advertising Contract, including for use or distribution of the Company Products and Processes, Company Technology or services of the Company, other than non-disclosure agreements and materials transfer agreements entered into in the Ordinary Course of Business;

(xii) any Contract relating to the development of the Company Products and Processes or Company Technology (other than Contracts between the Company and a Contributor);

(xiii) any Contract to which a Governmental Entity is a party;

(xiv) any Contract involving any resolution or settlement of any actual or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) in excess of $100,000 in any single instance or $500,000 in the aggregate or (B) that provides for any restriction on exploitation of Company Intellectual Property or for any injunctive or other non-monetary relief;

(xv) any hedging, swap, derivative or similar Contract;

(xvi) any insurance policies required to be set forth in Section 3.18 of the Company Disclosure Letter;

(xvii) any collective bargaining agreement;

(xviii) any Contract with any (A) Material Supplier or (B) Material Customer;

(xix) any (x) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (A) providing for an annual base compensation in excess of $150,000 and (B) not terminable upon one hundred and twenty (120) calendar days’ notice or less without any material liability to the Company in excess of that required under applicable law, or (y) Contract requiring the payment of any compensation by the Company that is triggered solely as a result of the consummation of the Transactions;

(xx) any Contract (other than non-disclosure agreements) (A) under which a third party licenses or provides to the Company any Intellectual Property or Technology (including through covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property or Technology) other than Contracts for Shrink-Wrap Code, Publicly Available Software or commercially available, non-customized Intellectual Property (other than Patents) that is licensed on a non-exclusive basis solely pursuant to non-negotiated website or mobile application terms and conditions or terms of use and Contracts between the Company and its employees; or (B) pursuant to which Company has granted, licensed, disclosed or provided any Company Intellectual Property to any Person (or granted an option to do any of the foregoing), including any Contracts containing covenants not to sue, non-assertion provisions, releases or immunities from suit or options for any of the foregoing that relate to Company Intellectual Property, other than non-exclusive licenses granted to customers in the Ordinary Course of Business;

(xxi) any Contract pursuant to which any Person has guaranteed the Liabilities of the Company; and

(xxii) any Contract involving the payment of any earnout or similar contingent payment that has not been fully paid as of the date of this Agreement; and

(b) The Company has made available to Nocturne correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company, subject to the Remedies Exceptions, and, to the Company’s Knowledge, any other party thereto in accordance with its terms, subject to the Remedies Exceptions. Neither the Company, nor, to the Company’s Knowledge, any other party to any Material Contract is in breach of or default under, or, to the Company’s Knowledge, has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any Material Contract. To the Company’s Knowledge, as of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would be reasonably likely to (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract.

(c) Set forth on Section 3.10(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Customers. Since the Lookback Date through the date hereof, no such Material Supplier or Material Customer has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with the Company or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Company. Since the Lookback Date through the date hereof, there have been no material disputes between the Company and any Material Supplier or Material Customer.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property and all material unregistered Trademarks included in the Company Intellectual Property, and (ii) all other Company Intellectual Property that is material to the Company’s business as currently conducted, including invention disclosures and Software, and specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter, each Company Registered Intellectual Property required to be identified in Section 3.11(a) of the Company Disclosure Letter: (i) is registered and/or has ownership recorded in the name of the Company; (ii) all necessary filing, registration, maintenance and renewal fees have been paid, and all necessary responses, documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Intellectual Property; (iii) is subsisting and has not been held invalid or unenforceable by a Governmental Entity; (iv) is not subject to any unpaid maintenance fees or Taxes that are due and payable as of the date hereof; and (v) has not been and is not involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, the Company Owned Intellectual Property is fully transferable, alienable and licensable by Company without restriction and without payment of any kind to any Person.

(d) To the Knowledge of the Company, the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, performance, provision, publication, display, making available, distribution and licensing out of any Company Product and Process and the operation of the business of the Company as currently conducted by the Company has not in the past six (6) years infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There are no Proceedings pending or, to the Knowledge of the Company, threatened, or outstanding Orders or settlement agreements that restrict in any manner the use, provision, transfer, assignment or licensing of any Company Product and Process or Company Intellectual Property by Company or that may affect the validity, registrability, use or enforceability of such Company Product and Process or Company Intellectual Property. The Company has not received any written charge, complaint, claim, demand, or notice from any Person alleging that such operation or any act, any Company Product and Process or any Intellectual Property or Technology used by the Company infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person (nor does the Company have Knowledge of any basis therefor or threat thereof), including by means of an invitation to license, request for indemnification or other request that Company refrain from using any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property. In the past six (6) years, the Company has not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Company Intellectual Property nor has the Company acquiesced in any such potential action or claim.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, the Company is the sole legal and beneficial exclusive owner of all right, title, and interest in and to all Company Owned Intellectual Property (including all items listed in Section  3.11(a) of the Company Disclosure Letter) and of each Company Product and Process, free and clear of all Liens (other than Permitted Liens), adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or otherwise encumbered or restricted by any rights of any third party and the Company is the record owner of each item of Company Registered Intellectual Property and has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation or other violation of the Company Owned Intellectual Property and to retain for itself any damages recovered in any such action. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any other Person.

(f) No IP Contracts are or have been the subject of any Proceedings that bars or limits the use of such rights (excluding rejections, orders or rulings issued in the context of the application for registration of Company Intellectual Property or exclusively licensed Intellectual Property). For the sake of clarity, the representation in the foregoing sentence (i) only applies with respect to the IP Contracts themselves and the rights granted thereunder and (ii) does not apply to the validity, enforceability, or good standing status of the Intellectual Property of any third Person to which the Company is granted rights under any IP Contract. Except for the Permitted Liens, the IP Contracts listed in Section 3.10(a) of the Company Disclosure Letter and non-exclusive licenses granted by the Company (expressly or implicitly) in the Ordinary Course of Business in connection with the sale, lease or transfer of finished products or services to customers, the Company has not granted any options with respect to, or have otherwise encumbered or placed limitations on any Company Intellectual Property or the Company’s use thereof.

(g) To the Knowledge of the Company, other than Intellectual Property or Technology licensed to the Company under (i) licenses for Shrink-Wrap Code and (ii) licenses listed in Section 3,10(a)(vii) of the Company Disclosure Letter, the Company Intellectual Property includes all Intellectual Property and Technology that is used in or necessary for the conduct of the business of the Company as currently conducted, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of (and offers to sell) all Company Products and Processes.

(h) No third party that has licensed or provided Intellectual Property or Technology to the Company has retained ownership of or license rights under any Intellectual Property or Technology in any modifications, improvements or derivative works made solely or jointly by the Company.

(i) No Person other than the Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any Company Software and neither the Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or authorized the disclosure or delivery to any escrow agent or other Person of any such source code, all of which is in the sole possession of the Company and has been maintained as strictly confidential (in each case, other than disclosures to employees, contractors, and consultants of the Company under binding written agreements that have customary confidentiality obligations to the Company prohibiting use or disclosure of such source code except solely to the extent necessary to perform services for the Company).

(j) No Publicly Available Software has been incorporated into, combined with or linked to any Company Product or Company Software in any way, or from which any Company Product or Company Software was derived. The Company has not used any Publicly Available Software in any manner that would or could, with respect to any Company Product or Company Software, (i) require its disclosure in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or any of its Affiliates (including, after the Closing, Nocturne or any of its Affiliates) with respect to any Intellectual Property or Technology owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property or Technology, or (v) otherwise impose any limitation, restriction or condition on the right or ability of Company with respect to its use or distribution in any manner.

(k) Each (a) current or former employee of Company, (b) current or former consultant or contractor of Company, and (c) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property or Company Products and Processes during the course of such Person’s employment or engagement with the Company) (each Person described in (a), (b) or (c), a “Contributor”), has executed and delivered and is in compliance with a written contract with the Company that validly assigns to the Company all of its right, title and interest in and to such Intellectual Property. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration with respect to any material Company Product and Process or material Company Owned Intellectual Property, and there are no past, pending or, to the Knowledge of the Company, threatened claims or assertions against Company from any such Contributors with respect to any alleged ownership or any such right, claim, interest or option (and the Company has not received any written complaint, claim, demand, or notice in relation thereto).

(l) The Company has taken all reasonable measures to protect the confidentiality of all Trade Secrets of Company and any third party that has provided any Trade Secrets to Company (including, in each case, any information that would have been a Trade Secret but for any failure of Company to act in a manner consistent with this Section 3.11(l)), including by requiring each Person with access to such Trade Secrets to execute a confidentiality agreement. To the Knowledge of the Company, no such Trade Secret has been disclosed by Company to any Person, other than to Persons who have executed such binding confidentiality agreements. To the Knowledge of the Company, no Person is in violation of any such binding confidentiality agreements.

(m) The IT Assets are sufficient in all material respects for the operation of the business of the Company as currently conducted. The Company has taken all reasonable steps consistent with industry standards (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the IT Assets and to ensure that all data (including Personal information and Trade Secrets) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or infection by Contaminants. The Company has the disaster recovery and security plans, procedures and facilities specified in Section 3.11(m) of the Company Disclosure Letter.

(n) To the Knowledge of the Company, since the Lookback Date, no person has gained unauthorized access to any IT Asset in the possession or under the control of the Company (excluding any external hack or similar attack that did not affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).

(o) Except as set forth in Section 3.11(o) of the Company Disclosure Letter, no funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any Company Products and Processes or Intellectual Property or Technology used by or necessary for Company. No such entity has any claim or right (including license rights) to any Company Products and Processes or Intellectual Property or Technology used by Company.

(p) The Company is not, nor has Company ever been, a member or a contributor to any industry standards body or similar organization that requires Company to grant or agree to grant any other Person any license or right to any Company Intellectual Property.

3.12 Data Security; Data Privacy.

(a) The Company is in compliance with and has at all times since the Lookback Date complied with all Privacy Commitments, including all notification and registration obligations under applicable Privacy and Data Security Laws. The Company has in place appropriate written policies, as required by the Privacy Commitments, and has at all times publicly posted and maintained applicable Privacy Policies in a manner that complies and has complied with the Privacy Commitments. The Company has obtained all consents as required by the Privacy Commitments and no disclosure contained in any Privacy Policy is or has been inaccurate, misleading, deceptive or in violation of the Privacy Commitments.

(b) The Company has established and maintains commercially reasonable technical, physical and organizational measures and security systems and technologies designed to protect Company Data to which the Company has access or otherwise Processes. Such measures are designed to protect Company Data against loss, theft, unauthorized accidental or unlawful access, sharing, modification, disclosure or other misuse (including by the Company’s employees and contractors) and against any Data Security Breaches.

(c) The Company (i) has obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement and neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated thereby will violate any of the Privacy Commitments; and (ii) will, immediately following the Closing Date, continue to be permitted to Process Personal Information on terms identical to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred.

(d) To the Knowledge of the Company, there has been no Data Security Breach involving any Company Data. The Company (i) has not received any order, request, warning, reprimand, inquiry, notification, allegation, claims or complaints alleging that it is in violation of or has not complied in any respect with any Privacy Commitment, (ii) is not currently and has not previously been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Entity, (b) state, federal or foreign self-regulating body, or (c) Person, regarding or alleging that the Processing of Personal Information by Company is in violation of any Privacy Commitment. No Person has claimed or, to the Knowledge of the Company, threatened to claim any material amount of compensation (or an offer for compensation) from the Company under or in relation to any Privacy and Data Security Law or in connection with any actual or alleged violation of any other Privacy Commitment.

3.13 Information Supplied. None of the information supplied or to be supplied by the Company at the request of Nocturne for inclusion or incorporation by reference: (a) in any current report of Nocturne on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the transactions contemplated hereby; (b) in the Registration Statement; or (c) in the mailings or other distributions to Nocturne’s shareholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to (i) statements made or incorporated by reference in such filings with the SEC based on information supplied by Nocturne or its Affiliates for inclusion therein or incorporated by reference therein, (ii) any projections or forecasts included therein or (iii) any information or statements made or incorporated by referenced therein that were not supplied by or on behalf of the Company for use therein.

3.14 Litigation. There are no material Proceedings or, material investigations pending or threatened against the Company or any director, officer or employee of the Company (in their capacity as such), or, affecting the Company or its property, assets or business, including but not limited to any existing or potential equity-related claims against Company. Neither the Company nor any property, asset or business of the Company is subject to or bound by any material Order. As of the date of this Agreement, there are no Proceedings pending or threatened by the Company against any other Person.

3.15 No Brokers. Except as set forth on Section 3.15 of the Company Disclosure Letter, the Company does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or Nocturne to pay any finder’s fee, brokerage or agent’s commissions or other like payments. No engagement letter between the Company and any financial advisor provides for any continuing obligation following the Closing other than customary indemnification provisions.

3.16 Labor Matters.

(a) Section 3.16(a) of the Company Disclosure Letter, sets forth a complete and accurate list of all employees of the Company as of the date hereof that shows with respect to each employee, as applicable, (i) the employee’s title or job description, job location, status as exempt or non-exempt for purposes of the Fair Labor Standards Act (“FLSA”), base salary or hourly wage rate, as applicable, any bonuses paid with respect to the fiscal year ended December 31, 2021, (ii) date of hire and (iii) leave status (including type of leave, and expected return date, if known). As of the date hereof, to the Company’s Knowledge, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities. The Company has properly completed and maintained a Form I-9 for each employee of the Company.

(b) The Company is not a party to or negotiating any collective bargaining agreement or similar labor agreement with respect to employees of the Company, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company. There are no strikes, work stoppages, slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company, and no such strikes, work stoppages, slowdowns, lockouts or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of the Company, has made a written demand for recognition or certification with respect to any employees of the Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) there have been no pending or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of the Company, and (iii) there have been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges against the Company.

(c) Except as would not reasonably be expected to result in material Liabilities to the Company, to the Company’s Knowledge, the Company is, and since the Lookback Date, has been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including laws relating to employment practices, terms and conditions of employment, wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, wrongful discharge, affirmative action, collective bargaining, workplace health and safety, immigration, whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. There are, and since the Lookback Date have been, no Proceedings pending, or to the Knowledge of the Company, threatened, against the Company by any current or former employee, job applicant or independent contractor of the Company. Since the Lookback Date, the Company has not implemented any plant closing or mass layoff of its employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings or mass layoffs are currently planned or announced by the Company.

(d) Except as shown on Section 3.16(d) of the Company Disclosure Letter, or as would not reasonably be expected to result in material Liabilities to the Company, since the Lookback Date, (i) the Company has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries, bonuses and other payments that have become due and payable to employees; (ii) the Company has not been liable for any material arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) the Company has paid in full to all employees, consultants, independent contractors and directors of the Company all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees, consultants, independent contractors and directors of the Company; and (iv) except as set forth on Section 3.16(d) of the Company Disclosure Letter, each employee of the Company is and since the Lookback Date has been properly classified as exempt or non-exempt, as appropriate, for purposes of the FLSA and similar state and local Laws, and each individual who since the Lookback Date has provided or is providing services to the Company as an independent contractor, consultant, leased employee, or other non-employee service provider has been properly classified, in all material respects, as such under all applicable Laws relating to wages and hours and Taxes.

(e) Section 3.16(e) of the Company Disclosure Letter sets forth a correct and complete list as of the date hereof of (i) all current independent contractors and Persons that have a consulting or advisory relationship with the Company, (ii) the location (state and city) at which independent contractors, consultants and advisors are providing services, (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors, and (iv) the start and termination date of any Contract binding any Person that has a current consulting or advisory relationship with the Company. Except as set forth on Section 3.16(e) of the Company Disclosure Letter, all agreements with independent contractors, consultants and advisors to the Company can be terminated with no more than thirty (30) days’ advance notice and without cost or Liability (other than fees or payments due for services performed prior to such termination in accordance with the applicable written contract with such Person).

(f) To the Knowledge of the Company, no employee, consultant or independent contractor of the Company is, with respect to his or her employment by or relationship with the Company, in breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the Company; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Company. No senior executive has provided written, or to the Company’s Knowledge, oral notice of any present intention to terminate his or her relationship with the Company within the first twelve (12) months following the Closing.

(g) Since the Lookback Date, (i) no written, or to the Company’s Knowledge, oral, allegations, claims or reports of sexual harassment or retaliation in connection therewith have been made to the Company against or in respect of any employee of the Company and (ii) the Company has not entered into settlement agreements related to allegations, claims or reports of sexual harassment or retaliation in connection therewith by any employee of the Company.

(h) Since the Lookback Date, the Company has not, for any reason relating to COVID-19, materially reduced the compensation or benefits of any of its employees, reduced the working schedule of any of its employees, or experienced any terminations, layoffs, furloughs or shutdowns (whether voluntary or by Law). The Company has not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of each Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, the Company has made available to Nocturne correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), or with respect to any Company Employee Benefit Plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description (with all summaries of material modifications thereto); (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”); (iv) the three most recently filed Form 5500 annual reports with all schedules and attachments as filed; (v) all current related material insurance Contracts, trust agreements or other funding arrangements and (vi) any non-routine correspondence with any Governmental Entity regarding any Company Employee Benefit Plan during the past six years.

(b) No Company Employee Benefit Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, other than as may be required under Section 4980B of the Code or any similar state Law, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, other than as may be required under Section 4980B of the Code or any similar state Law.

(c) Within the six (6) years immediately preceding the date hereof, no Company Employee Benefit Plan is, or has been, and neither the Company nor any ERISA Affiliate has maintained, sponsored or contributed to, or is or has been required to maintain, sponsor or contribute to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) any other plan that is subject to Title IV of ERISA.

(d) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the Company in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Neither the Company nor, to the Knowledge of the Company, any other Person has engaged in any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and, to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Company. No Company Employee Benefit Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened. The Company has not incurred (whether or not assessed), nor is it reasonably expected to incur, any material penalty or Tax under the Patient Protection and Affordable Care Act of 2010 (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of the Company in each Company Employee Benefit Plan, all contributions and premium payments that are required to be made or paid by the Company have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by the Company for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e) Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

(f) The consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor who is a natural person under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor who is a natural person under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such benefit or compensation to any current or former officer, employee, director or individual independent contractor who is a natural person under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness, in whole or in part, of any outstanding loans made by the Company to any current or former officer, employee, director or individual independent contractor who is a natural person.

(g) Neither the execution nor delivery of this Agreement nor the consummation of the Transactions could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(h) The Company has not agreed to pay, gross-up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor who is a natural person of the Company for any Tax imposed under Section 409A or Section 4999 of the Code.

3.18 Insurance. Except as set forth in Section 3.18 of the Company Disclosure Letter, the Company has in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Company) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Company operates (the “Insurance Policies”). Section 3.18 of the Company Disclosure Letter sets forth a list of all Insurance Policies maintained with respect to the business of the Company, together with the policy period for each such Insurance Policy. Except as set forth in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement: (a) all of the Insurance Policies held by, or for the benefit of, the Company as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company has not received a written notice of cancellation or non-renewal of any of the Insurance Policies. Except as set forth in Section 3.18 of the Company Disclosure Letter, the Company is not in material breach of or default under, nor has the Company taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach of or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, or non-renewal with respect to any Insurance Policy. Since the Lookback Date, there have been no claims by or with respect to the Company under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

3.19 Compliance with Laws; Permits.

(a) The Company is, and since the Lookback Date has been, in compliance with all Laws applicable to the Company or conduct of the business of the Company in all material respects. The Company has not received any uncured written notices from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b) The Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of their assets and properties or the conduct of their business (including for the occupation and use of the Owned Real Property and Leased Real Property) as currently conducted (collectively, “Permits”) and all such Permits are valid and in full force and effect, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. The Company is not in material default under any such Permit and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that would reasonably be expected to have a Material Adverse Effect.

(c) The Company does not produce, design, test, manufacture, fabricate, or develop any critical technologies (as defined in 31 C.F.R. § 800.215).

3.20 Title to and Assets; No Bankruptcy; Sufficiency of Assets.

(a) The Company has legal and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of their tangible assets (collectively, the “Assets”), in each case free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Assets comprise all the material assets used or held by the Company for the purposes of its respective business operations. Aside from ordinary wear and tear, the Assets that are material to the operation of the business of Company are in reasonably good condition and in a state of reasonably good maintenance and repair.

(c) The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding. No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company and no events have occurred which would justify any such measures to be taken.

3.21 Anti-Corruption Compliance.

(a) In connection with or relating to the business of the Company, neither the Company nor any director, officer, manager or employee, nor, to the Knowledge of the Company, any agent or third-party representative of the Company (in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, as defined under the Anti-Corruption Laws, or any rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal under the Anti-Corruption Laws, or (iii) has, directly or indirectly, made, offered, promised or authorized, solicited, received or agreed to receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or any other advantage, or anything else of value, regardless of form or amount, to or from any Government Official (or another person at their request or acquiescence) or other Person, in each case, in violation of applicable Anti-Corruption Laws.

(b) There are no (and there have been no) pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

3.22 Anti-Money Laundering Compliance.

(a) The Company maintains procedures reasonably designed to prevent money laundering and otherwise to ensure material compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the Company to correct.

(b) Neither the Company nor any of its directors, officers or employees nor, to the Knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its directors, officers, managers, or employees.

3.23 Affiliate Transactions. Except as set forth on Section  3.23 of the Company Disclosure Letter, (x) except for, in the case of any employee, officer or director, any employment, compensation, benefit, indemnification or expense reimbursement Contract, advance made in the ordinary course of business or Contract with respect to the issuance of equity in the Company and agreements which terminate as of the Effective Time pursuant to the Company Transaction Support Agreements, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) executive officer or director of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company, (iii) Affiliate of any of the foregoing or (iv) “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of the individuals described in clause (i) of this paragraph and (y) no such Person (i) owes any amount to the Company or (ii) owns any material assets, tangible or intangible, of the business of the Company as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Company Affiliated Transactions”).

3.24 Compliance with Applicable Sanctions and Embargo Laws.

(a) Neither the Company, any of its directors, officers, managers, employees, nor, to the Knowledge of the Company, agents or third-party representatives, is or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in connection with the business of the Company; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of the Company.

(b) There are no formal legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations by the Company of the Trade Control Laws and the Company has not violated in any material respect the Trade Control Laws since the Lookback Date.

3.25 Environmental Matters.

(a) The Company has been and is in compliance with all applicable Environmental Laws, except any noncompliance that would not reasonably be expected to result in material liability.

(b) The Company possesses, and has been and is in compliance (except any noncompliance that would not reasonably be expected to result in material liability) with, all Permits required by applicable Environmental Laws, such Permits are in full force and effect, all applications as necessary for renewal of such Permits have been timely filed, and such Permits contain no terms or conditions that will require material changes or limitations on the activities and operations of Company.

(c) The Company has not received any notice alleging noncompliance by or Liability of the Company with respect to any Environmental Law or Permit required by applicable Environmental Laws, except as would not reasonably be expected to result in material liability.

(d) There is no material Proceeding or information request pending or, to the Knowledge of the Company, threatened against the Company either pursuant to Environmental Law or arising from the Release or presence of or exposure to Hazardous Substances.

(e) The Company (i) is not a party to or subject to the provisions of any material Order pursuant to Environmental Law and (ii) has not assumed by Contract any material liabilities or obligations pursuant to Environmental Laws.

(f) There has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the property currently or, to the Knowledge of the Company, formerly owned or operated by the Company that would reasonably be expected to result in material liability or a requirement for notification, investigation or remediation by the Company under any Environmental Laws.

(g) No Liens pursuant to Environmental Laws have been or are imposed on the property owned or operated by the Company, and to the Knowledge of the Company, no such Liens have been threatened.

(h) The Company has delivered to, or has otherwise made available for inspection by Nocturne, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company related to environmental, health or safety matters or Hazardous Substances.

3.26 Compliance with Healthcare Laws.

(a) The Company is in compliance in all material respects with all applicable Healthcare Laws, including: (i) the Federal Food, Drug and Cosmetic Act (“FDCA”); (ii) the Public Health Service Act (“PHSA”); (iii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA (42 U.S.C. §§1320d et seq.), and any comparable Laws); and (iv) licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). The Company has not received written notification of any pending Proceeding from the FDA or any other regulatory authority, agency or Governmental Entity alleging that any operation or activity of the Company is in violation of any applicable Healthcare Law.

(b) All preclinical investigations conducted or sponsored by the Company, or in which the Company participated, and intended to be submitted to a regulatory authority to support a regulatory approval, were, and are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Entity.

(c) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority, agency or Governmental Entity by the Company have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, permits and notices were materially complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, agency or Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority, agency or Governmental Entity or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority, agency or Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. §335a or any similar Healthcare Law. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. No Proceedings that would reasonably be expected to result in material debarment or exclusion are pending or threatened in writing against the Company or, to the Knowledge of the Company, any of its officers, employees, contractors, suppliers (in their capacities as such), agents or other entities or individuals performing research or work on behalf of Company. The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(d) No Company Product and Process or data generated by the Company with respect to its products is the subject of any written regulatory Proceeding, either pending or, to the Company’s Knowledge, threatened, by any Governmental Entity relating to the truthfulness or scientific integrity of such data.

(e) Neither the Company nor any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company has committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any Healthcare Law.

3.27 Inspections; Nocturne’s Representations. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the Transactions based upon its own inspection and examination of Nocturne and on the accuracy of the representations and warranties set forth in ARTICLE IV and any Ancillary Agreement or certificate delivered by Nocturne pursuant to this Agreement (the “Definitive Nocturne Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Nocturne or its Affiliates or Representatives, except for the Definitive Nocturne Representations. The Company specifically acknowledges and agrees to Nocturne’s disclaimer of any representations or warranties other than the Definitive Nocturne Representations, whether made by either Nocturne or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or any of its Affiliates or any of their respective representatives by Nocturne or any of its Affiliates or representatives), other than the Definitive Nocturne Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.27, neither Nocturne nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive Nocturne Representations, Nocturne has not made any other express or implied representation or warranty with respect to Nocturne, its assets or Liabilities, the businesses of Nocturne or the transactions contemplated by this Agreement or the Ancillary Agreements.

3.28 Related Party Transactions. Except as set forth in Section 3.28 of the Company Disclosure Letter, (a) there are no Contracts or transactions between the Company, on the one hand, and any Related Party, on the other hand that are material to the business and will survive the Closing (“Intercompany Agreements”); (b) all Intercompany Agreements are conducted at arm’s length; (c) no Related Party is indebted to the Company, and (d) the Company is not indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NOCTURNE AND MERGER SUB

Except as disclosed in (a) Nocturne’s Disclosure Letter (subject to Section 8.13) and (b) the Nocturne SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Nocturne SEC Documents and excluding any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections that do not constitute statements of fact and disclosures in any forward-looking statements disclaimer (it being acknowledged that nothing disclosed in such a Nocturne SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability))), Nocturne and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Authority; Enforceability.

(a) Nocturne has been duly incorporated as an exempted company with limited liability in the Cayman Islands and, until the occurrence of the Domestication, is and will be validly existing and in good standing under the laws of the Cayman Islands. Upon the occurrence of the Domestication, Nocturne will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Nocturne and Merger Sub is (i) qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) as a foreign entity in each jurisdiction in which the conduct of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Material Adverse Effect and (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of Nocturne and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which Nocturne or Merger Sub is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Nocturne or Merger Sub board of directors action on the part of Nocturne or Merger Sub, as applicable. Subject to the receipt of the Required Nocturne Vote, no other corporate proceedings on the part of Nocturne or Merger Sub (including any action by Nocturne Board or holders of Equity Interests of Nocturne or Merger Sub), are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Nocturne or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Nocturne and Merger Sub at Closing will be, duly executed and delivered by Nocturne and Merger Sub and constitute valid and binding agreement of Nocturne and Merger Sub, enforceable against Nocturne and Merger Sub in accordance with their respective terms, subject to the Remedies Exceptions.

4.2 Capitalization.

(a) As of the date hereof, the authorized share capital of Nocturne consists of (i) 500,000,000 Nocturne Ordinary Shares, par value $0.0001 per share and (ii) 5,000,000 Nocturne Preference Shares, par value $0.0001 per share. As of the date hereof and as of immediately prior to the Closing (without giving effect to the Nocturne Share Redemptions, any PIPE Investment, any Note Investment or the Domestication), (A) 5,324,080 Nocturne Ordinary Shares are issued and outstanding and (B) zero Nocturne Preference Shares are issued and outstanding. As of the date hereof, the authorized share capital of Merger Sub consists of one hundred (100) shares of common stock, par value $0.01 per share. There are no public or private placement warrants of Nocturne or Merger Sub. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of Nocturne and Merger Sub that are issued and outstanding (without giving effect to the Nocturne Share Redemptions, any PIPE Investment, any Note Investment or the Domestication).

(b) Except as (x) set forth on Section 4.2(b) of Nocturne’s Disclosure Letter, or (y) set forth in this Agreement, the Ancillary Agreements or the Governing Documents of Nocturne or Merger Sub, there are no outstanding options, Contracts, calls, puts, bonds, debentures, notes, rights to subscribe, rights of first refusal, conversion rights or other similar rights (contingent or otherwise) to which Nocturne or Merger Sub is a party or which are binding upon Nocturne or Merger Sub providing for the offer, issuance, redemption, repurchase, exchange, conversion, voting, transfer, disposition, registration, acquisition or retirement of any of its Equity Interests;

(c) All of the issued and outstanding Equity Interests of Nocturne and Merger Sub, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Other than with respect to Merger Sub, Nocturne does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person. Nocturne owns all of the outstanding Equity Interests of Merger Sub, free and clear of any Liens.

(e) There are no securities or instruments issued by or to which Nocturne or the Sponsor is a party containing anti-dilution or similar provisions with respect to the equity interests of Nocturne that will be triggered by the consummation of the Transactions, the PIPE Investment or the Note Investment, in each case, that have not been or will be waived on or prior to the Closing Date.

(f) The Aggregate Stock Consideration, when issued following the effectiveness of the Registration Statement and in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Nocturne Governing Documents, or any Contract to which Nocturne is a party or otherwise bound, other than Liens arising under applicable securities Laws or Liens arising under this Agreement or any Ancillary Agreement.

4.3 No Brokers. Except as set forth on Section 4.3 of Nocturne’s Disclosure Letter, neither Nocturne nor Merger Sub have incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or Nocturne to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

4.4 Trust Account. As of December 29, 2022, Nocturne has at least twenty-one million, one hundred fifty-nine thousand, nine hundred seventy-one dollars and ninety-eight cents ($21,159,971.98) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Nocturne, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Nocturne or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Nocturne. Nocturne has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by Nocturne or the Trustee. There are no any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Nocturne SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Nocturne Shareholders who shall have exercised their rights to participate in the Nocturne Share Redemptions pursuant to the Nocturne Governing Documents, (ii) the underwriters of Nocturne’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) Nocturne with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of Nocturne, investigations) pending or, to the Knowledge of Nocturne, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the conditions to the use of funds in the Trust Account will be satisfied and funds available in the Trust Account will be available to Nocturne at the Effective Time.

4.5 Nocturne SEC Documents; Controls.

(a) Nocturne has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since April 5, 2021 (the closing date of the Nocturne IPO), together with any amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Nocturne SEC Documents”). Each director and executive officer of Nocturne has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Nocturne has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Nocturne has made available to the Company true and correct copies of all amendments and modifications that have not been filed by Nocturne with the SEC to all agreements, documents and other instruments that previously had been filed by Nocturne with the SEC and are currently in effect. As of their respective dates, each of the Nocturne SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Nocturne SEC Documents. None of the Nocturne SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of a Nocturne SEC Document that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of any other Nocturne SEC Document. As of the date hereof, (i) there are no outstanding comments from the SEC with respect to the Nocturne SEC Documents and (ii) to the Knowledge of Nocturne, none of the Nocturne SEC Documents filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. Nocturne is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) Each of the financial statements of Nocturne included in the Nocturne SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments, which have not been and would not reasonably be expected to individually or in the aggregate, be material) the financial position of Nocturne, as of their respective dates and the financial position, changes in shareholders equity, results of operations and the cash flows of Nocturne, for the periods presented therein. Each of the financial statements of Nocturne included in the Nocturne SEC Documents were derived from the books and records of Nocturne, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Nocturne has no off-balance sheet arrangements that are not disclosed in the Nocturne SEC Documents. No financial statements other than those of Nocturne are required by GAAP to be included in the consolidated financial statements of Nocturne.

(d) Nocturne has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Nocturne SEC Document. Each such certification is correct and complete. Nocturne maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Nocturne is made known on a timely basis (as specified in the rules and forms of the SEC) to the individuals responsible for the preparation of the Nocturne SEC Documents to allow Nocturne’s principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Nocturne’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Nocturne has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s or the board of director’s general or specific authorizations; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that Nocturne maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. If applicable, Nocturne has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Nocturne to Nocturne’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Nocturne to record, process, summarize and report financial data. Nocturne has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Nocturne. There are no outstanding loans or other extensions of credit made by Nocturne to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Nocturne.

(f) Since December 31, 2021, there have been no material changes in Nocturne’s internal control over financial reporting. Neither Nocturne (including any employee thereof) nor Nocturne’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Nocturne, (ii) any fraud, whether or not material, that involves Nocturne’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Nocturne or (iii) any claim or allegation regarding any of the foregoing.

(g) Nocturne constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.6 Information Supplied. None of the information supplied or to be supplied by Nocturne for inclusion or incorporation by reference: (a) in any current report of Nocturne on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the transactions contemplated hereby; (b) in the Registration Statement; or (c) in the mailings or other distributions to Nocturne’s shareholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by Nocturne with respect (i) to statements made or incorporated by reference in such filings with the SEC based on information supplied by the Company or its Affiliates for inclusion therein or incorporated by reference therein, (ii) any projections or forecasts included therein or (iii) any information or statements made or incorporated by referenced therein that were not supplied by or on behalf of Nocturne for use therein.

4.7 Litigation. There are no Proceedings or, to the Knowledge of Nocturne, investigations pending or, to the Knowledge of Nocturne, threatened against Nocturne or Merger Sub or, to the Knowledge of Nocturne, any director, officer or employee of Nocturne or Merger Sub (in their capacity as such), in each case that would reasonably be expected to prevent or materially impair the ability of Nocturne and Merger Sub to consummate the Transactions. Nocturne is not subject to or bound by any material Order. There are no material Proceedings pending or threatened by Nocturne or Merger Sub against any other Person.

4.8 Listing. Immediately prior to the Domestication, the issued and outstanding Nocturne Ordinary Shares and the Nocturne Rights (the foregoing, collectively, the “Nocturne Public Securities”) will be registered pursuant to Section 12(b) of the Securities Exchange Act and will be listed for trading on Nasdaq. There is no Proceeding or investigation pending or, to the Knowledge of Nocturne, threatened against Nocturne by Nasdaq or the SEC with respect to any intention by such entity to deregister the Nocturne Public Securities or prohibit or terminate the listing of the Nocturne Public Securities on Nasdaq. Nocturne has taken no action that is designed to terminate the registration of the Nocturne Public Securities under the Securities Exchange Act. Nocturne has not received any written or, to the Knowledge of Nocturne, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Nocturne Public Securities.

4.9 Investment Company. Neither Nocturne nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

4.10 Noncontravention.

(a) Except for the filings pursuant to Section 6.7, the receipt of the Required Nocturne Vote, the filing and recordation of the Certificate of Merger as required by the DGCL, any required filings with the SEC and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.10(b) and any other notifications to be provided in the Ordinary Course of Business, the execution, delivery and performance of this Agreement by Nocturne and Merger Sub and the consummation by Nocturne and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under or (v) result in the creation of any Lien upon its Equity Interests under, in the case of each of clauses (i) through (v), (A) any material Contract or lease to which Nocturne or Merger Sub is a party, (B) any Governing Document of Nocturne or Merger Sub or (C) any Law or Order to which Nocturne or Merger Sub is bound or subject, with respect to the foregoing clause (A), clause (B) or clause (C), except as (1) would not have a Material Adverse Effect or (2) prevent, materially impair or materially delay the consummation of the Transactions.

(b) Except for the filings pursuant to Section 6.7 and the applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL and any required filings with the SEC, the consummation by Nocturne and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) require any approval under, from or pursuant to, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which Nocturne or Merger Sub is bound or subject, except as would reasonably be expected to be material to Nocturne or Merger Sub, as applicable.

(c) Nocturne and Merger Sub are not in violation of any of their respective Governing Documents except as would not have a Material Adverse Effect.

4.11 Business Activities.

(a) Since its formation, other than as described in the Nocturne SEC Documents, Nocturne has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Nocturne Governing Documents, there is no Contract, commitment, or Order binding upon Nocturne or to which Nocturne is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Nocturne or any acquisition of property by Nocturne or the conduct of business by Nocturne after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to Nocturne.

(b) Except for this Agreement and the transactions contemplated by this Agreement, Nocturne has no interests, rights, obligations or Liabilities with respect to, and Nocturne is not party to, bound by nor are any of its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Nocturne has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of Nocturne as of December 31, 2021 (the “Nocturne Balance Sheet”); (ii) Liabilities which have arisen after the date of the Nocturne Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by Nocturne of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of Nocturne or the Sponsor, including with respect to legal, accounting or other advisors incurred by Nocturne in connection with the transactions contemplated by this Agreement.

(d) Neither Nocturne nor Merger Sub is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.12 Tax Matters. Except as set forth on Section 4.12 of Nocturne’s Disclosure Letter:

(a) Nocturne has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by Nocturne are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by Nocturne have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) Nocturne has timely and properly withheld or collected and paid to the applicable Taxing Authority all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where Nocturne does not file a particular type of Tax Return, or pay a particular type of Tax, that Nocturne is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction which claim has not been settled or resolved. The Tax Returns of Nocturne made available to the Company, if any, reflect all of the jurisdictions in which Nocturne is required to file Tax Returns or remit any Income Tax.

(d) Nocturne is not currently nor has it been the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to Nocturne, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against Nocturne have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of Nocturne, no such deficiency has been threatened or proposed against Nocturne.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to Nocturne or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Nocturne, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Nocturne is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is currently pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Nocturne.

(f) Nocturne has not participated in, or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Nocturne will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing. Nocturne will not be required to make any payment after the Closing as a result of an election under Section 965(h) of the Code.

(h) There is no Lien for Taxes on any of the assets of Nocturne, other than Permitted Liens.

(i) Nocturne has no Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). Nocturne is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(j) Nocturne is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) Nocturne has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) Nocturne is not and has never been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) Nocturne is not eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent Nocturne is eligible for such benefits, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(n) Nocturne has not prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

4.13 Affiliate Transactions. Except as set forth on Section  4.13 of Nocturne’s Disclosure Letter, (x) Nocturne is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of Nocturne, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Nocturne or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing and (y) no Person described in the foregoing clause (x) (i) owes any amount to Nocturne or (ii) owns any material assets, tangible or intangible, of the business of Nocturne as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Nocturne Affiliated Transactions”).

4.14 Compliance with Laws. Nocturne is, and has been since its formation, in compliance in all material respects with all Laws applicable Nocturne or to the conduct of the business of Nocturne, holds all required Permits, except where such failure would not reasonably be expected to have a Material Adverse Effect, and no uncured written notices have been received by Nocturne from any Governmental Entity or any other Person alleging a material violation of any such Laws. This Section 4.14 shall not apply to Tax matters, with respect to which shall be as set forth in Section 4.12.

4.15 Employees. Other than any Nocturne Executives, Nocturne and Merger Sub do not and have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Nocturne Executives and directors in connection with activities on Nocturne’s behalf in an aggregate amount not in excess of the amount of cash held by Nocturne outside of the Trust Account, Nocturne has no unsatisfied material liability with respect to any employee, officer or director. Nocturne and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

4.16 PIPE Investment. Nocturne will deliver to the Company true, correct and complete copies of each of the Subscription Agreements. Each Subscription Agreement will be a legal, valid and binding obligation of Nocturne, enforceable against Nocturne in accordance with its terms subject to the Remedies Exceptions and, to the Knowledge of Nocturne, will be a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between Nocturne and any PIPE Investor relating to any Subscription Agreement or the PIPE Investment that could affect the obligation of such PIPE Investors to purchase the shares of Nocturne Common Stock in the PIPE Investment equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to result in or constitute a default or breach on the part of Nocturne under any material term or condition of any Subscription Agreement or to impede Nocturne from entering into any Subscription Agreement and, as of the date hereof, Nocturne has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements will contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Nocturne Common Stock in the PIPE Investment in the commitment amount set forth in the Subscription Agreements on the terms therein.

4.17 Note Investment. Nocturne will deliver to the Company true, correct and complete copies of each of the Note Purchase Agreements. Each Note Purchase Agreement will be a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms subject to the Remedies Exceptions and, to the Knowledge of Nocturne, will be a legal, valid and binding obligation of each Note Investor, enforceable against each Note Investor in accordance with its terms subject to the Remedies Exceptions. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to result in or constitute a default or breach on the part of the Sponsor under any material term or condition of any Note Purchase Agreement and, as of the date hereof, Nocturne has no reason to believe that the Sponsor will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Note Purchase Agreement. The Note Purchase Agreements will contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the Note Investors to purchase the Notes in the Note Investment in the commitment amount set forth in the Note Purchase Agreements on the terms therein.

4.18 Inspections; Company Representations. Nocturne is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Company. Nocturne has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Nocturne agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Company and on the accuracy of the representations and warranties set forth in ARTICLE III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement (the “Definitive Company Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for the Definitive Company Representations. Nocturne specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by either the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nocturne or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nocturne or any of its Affiliates or any of their respective representatives by Nocturne or any of its Affiliates or representatives), other than the Definitive Company Representations. Nocturne specifically acknowledges and agrees that, without limiting the generality of this Section 4.18, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Nocturne specifically acknowledges and agrees that except for the Definitive Company Representations, the Company has not made any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the businesses of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE V
INTERIM OPERATING COVENANTS

5.1 Interim Operating Covenants of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the date this Agreement is terminated pursuant to and in accordance with Section 7.1 (such period, the “Pre-Closing Period”), unless Nocturne shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (i) as specifically required by this Agreement or the Ancillary Agreements, or (ii) as set forth on Section 5.1(a) of the Company Disclosure Letter; provided, however, that, the Company shall notify Nocturne prior to taking any action pursuant to this clause (iii) or, if such prior notice is not reasonably practicable, as promptly as practicable after taking such action, the Company shall conduct and operate its business in the Ordinary Course of Business and use commercially reasonable efforts to (A) maintain and preserve substantially intact its present business organization and relationships with customers, suppliers and others having material business dealings with the Company and (B) keep available the services of its officers and employees.

(b) In furtherance of and without limiting the covenants set forth in Section 5.1(a), during the Pre-Closing Period, except (i) as specifically contemplated by this Agreement or the Ancillary Agreements or (ii) as set forth on Section 5.1(b) of the Company Disclosure Letter, unless Nocturne shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Company shall not:

(i) amend or otherwise modify any of the Company Governing Documents or Governing Documents of the Company;

(ii) make any material changes to their accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii) sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of the Company (for the avoidance of doubt, excluding the Tako Shares) or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Interests of the Company, in each case, other than upon the exercise or settlement of awards outstanding under any Company Employee Benefit Plan in effect on the date of this Agreement in accordance with their present terms;

(iv) redeem, purchase or otherwise acquire any Equity Interests or other securities of the Company, other than redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company;

(vi) adjust, split, combine or reclassify any of the Company’s Equity Interests or effect any other change in the Company’s capitalization;

(vii) (A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, (B) make any advances or capital contributions to, or investments in, any Person, or (C) amend or modify in any material respect any Indebtedness for borrowed money;

(viii) make, issue or forgive any loan to any Person, other than advances to the Company’s directors, officers or employees in the Ordinary Course of Business;

(ix) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures consistent with the Company’s business plan made available to Nocturne or capital expenditures made in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate and the capitalized portion of any labor;

(x) enter into any amendment or termination (other than an expiration in accordance with the terms thereof or any automatic renewals in accordance with the terms thereof) of, or waive compliance with, any Material Contract or Lease or enter into any Contract that if entered into prior to the date of this Agreement would be a Material Contract or Lease;

(xi) other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including Equity Interests, of another Person;

(xii) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, the Company, except for (x) Permitted Liens and (y) as required or contemplated by this Agreement;

(xiii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by the Company not covered by insurance in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against the Company, (y) which imposes any material restrictions on the operations of businesses of the Company or (z) by the Company’s stockholders or any other Person which relates to the transactions contemplated by this Agreement;

(xiv) except as required under applicable Law or by the terms of any Company Employee Benefit Plan as in existence as of the date hereof, (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the Company, other than increases (including as part of the Company’s year-end salary, merit and/or cost-of-living review process) applicable to current employees of the Company other than executive officers and that do not exceed, in the aggregate, three percent (3%) of existing aggregate levels as of the date hereof for all current employees of the Company other than executive officers of the Company or five percent (5%) of existing base salary compensation as of the date hereof for any such individual, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health or welfare benefits), commence participation in, or terminate any Company Employee Benefit Plan, or any other plan, agreement or arrangement that would be a Company Employee Benefit Plan if in effect as of the date hereof, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, including under the Equity Incentive Plans, (E) amend or modify any outstanding award under any Company Employee Benefit Plan, including under the Equity Incentive Plans, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Company, or (G) hire or engage any employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $150,000;

(xv) sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens) in or on, any rights or assets (other than Intellectual Property or Technology or, in each case, any rights therein) owned by, or leased or licensed to, the Company other than inventory or products in the Ordinary Course of Business;

(xvi) terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any Lien (except for Permitted Liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, assign, transfer or otherwise dispose of any Company Intellectual Property, except for abandonment of such Company Intellectual Property that the Company determines in its reasonable judgment, in the Ordinary Course of Business, is immaterial to the Company;

(xvii) disclose any Trade Secrets or any other confidential information of Company to any Person other than to Persons who have executed such binding confidentiality agreements or agreements with comparable restrictions on the use or disclosure of confidential information;

(xviii) fail to maintain any insurance policies of the Company (other (A) than substitution of an insurance policy by an insurance policy on terms, including coverage, no less favorable to the Company than the insurance policy so replaced and from a carrier of the same creditworthiness or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or applicable);

(xix) enter into any new line of business outside of the business currently conducted by the Company as of the date of this Agreement.

(xx) enter into, renew or modify any Company Affiliated Transaction;

(xxi) except to the extent required by applicable Law or to effectuate the Domestication, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.1 of the Company Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxii) agree or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give Nocturne, directly or indirectly, the right to control or direct the Company or any operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations, and Nocturne’s consent shall not be required prior to the Company taking action otherwise prohibited by Section 5.1(b) if the Company reasonably believes that obtaining such consent would violate the HSR Act, provided that the Company promptly notifies Nocturne thereof.

5.2 Interim Operating Covenants of Nocturne.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements, including pursuant to the Domestication, Nocturne Share Redemptions, the PIPE Investment or the Note Investment or as set forth on Section 5.2(a) of Nocturne’s Disclosure Letter, except as required by the rules and regulations of the SEC or Nasdaq or under the Cayman Islands Companies Act, Nocturne shall not:

(i) other than in connection with the Domestication, amend or otherwise modify the Trust Agreement, the Nocturne Governing Documents, or the Governing Documents of Merger Sub, in each case in any manner that is adverse to the Company or Nocturne in any material respect;

(ii) withdraw any funds from the Trust Account, other than as permitted by the Nocturne Governing Documents or the Trust Agreement;

(iii) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iv) except to the extent required by applicable Law or to effectuate the Domestication, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of Nocturne’s Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(v) other than in connection with a Nocturne Share Redemption, any PIPE Investment or any Note Investment, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its Equity Interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Nocturne or Sponsor to issue, deliver or sell any Equity Interests of Nocturne;

(vi) other than the Nocturne Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Nocturne;

(vii) other than in connection with the Domestication, adjust, split, combine or reclassify any of its Equity Interests;

(viii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Nocturne not covered by insurance in excess of $500,000 individually or $1,500,000 in the aggregate, (x) granting material injunctive or other equitable remedy against Nocturne or (y) which imposes any material restrictions on the operations of businesses of Nocturne;

(ix) enter into, renew or modify any Nocturne Affiliated Transaction, except as otherwise expressly permitted by this Section 5.2(a);

(x) form any subsidiary of Nocturne other than Merger Sub;

(xi) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xii) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Nocturne or Merger Sub;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with any of the financial advisors identified on Section 4.3 of Nocturne’s Disclosure Letter in a manner adverse to Nocturne or that would increase, add or supplement any Nocturne Transaction Expenses or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Nocturne Transaction Expenses other than any services providers engaged by Nocturne for printing and filing services with respect to the PIPE Investment (if applicable) or the Note Investment (if applicable) or printing, mailing and solicitation services with respect to the Proxy Statement and the Registration Statement;

(xiv) amend or otherwise modify the material terms of the Subscription Agreements (including amount, conditionality, subscriber identity, and registration rights);

(xv) acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including Equity Interests, of another Person; or

(xvi) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Nocturne prior to the Closing. Prior to the Closing, Nocturne shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VI
PRE-CLOSING AGREEMENTS

6.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable, as determined by each Party in its reasonable discretion (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts, and Nocturne shall cooperate in all reasonable respects with the Company, to send the requisite notice to or to solicit and obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including to obtain the consents of the contractual counterparties to the Contracts listed on Section 6.1 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent), and provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.4 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Nocturne shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Nocturne Governing Documents, at the Closing, Nocturne shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to (x) pay as and when due all amounts payable to Nocturne Shareholders who shall have validly elected to redeem their Nocturne Ordinary Shares pursuant to the Nocturne A&R Memorandum and Articles and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, (y) pay all amounts payable pursuant to Section 2.2 and (z) deposit the remaining monies in the Trust Account to Nocturne.

6.3 Listing; Public Filings.

(a) During the Pre-Closing Period prior to the Domestication, Nocturne shall use reasonable best efforts to ensure Nocturne remains listed as a public company on, and for the Nocturne Ordinary Shares and Nocturne Rights to be listed on, Nasdaq. Prior to the Effective Time, Nocturne shall, to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the Nocturne Common Stock, and to cause such shares to be conditionally approved for listing (subject only to official notice of issuance).

(b) During the Pre-Closing Period, Nocturne shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

6.4 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Nocturne, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.5 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Company and Nocturne, as applicable (the “Disclosing Party”) shall afford the other Party and the officers, directors, employees, accountants, consultants, legal counsel, agents and other afford the representatives (collectively, “Representatives”) of such other Party (the “Recipient Party”) reasonable access, during normal business hours, to the properties, books and records, and senior management of the Disclosing Party, as applicable, and furnish to the Representatives of the Recipient Party such additional financial and operating data and other information regarding the business of the Disclosing Party as the Recipient Party or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, neither the Company nor Nocturne shall be obligated to disclose any information that, in the reasonable judgment of such Party on advice of outside counsel, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by such Party; provided, that the Disclosing Party shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 6.5 and the Disclosing Party shall use its commercially reasonable efforts to describe the types of information being withheld. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder).

(b) Nocturne shall coordinate its access rights pursuant to Section 6.5(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company.

6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly disclose to Nocturne in writing any development, fact or circumstance of which the Company has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section  2.4(a) or Section 2.4(c) to be satisfied.

(b) During the Pre-Closing Period, Nocturne shall promptly disclose to the Company in writing any development, fact or circumstance of which Nocturne has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(b) to be satisfied.

(c) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of Nocturne, threatened in writing, against Nocturne or the Nocturne Board by any Nocturne Shareholder at any time during the Pre-Closing Period, Nocturne shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Nocturne shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control and the defense of any such Proceeding, shall give due consideration to the Company’s advice with respect to such Proceeding.

(d) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of the Company, threatened in writing, against the Company or the board of Directors of the Company by any Company Stockholder at any time during the Pre-Closing Period, the Company shall promptly notify Nocturne of any such Proceeding and keep Nocturne reasonably informed with respect to the status thereof. The Company shall provide Nocturne the opportunity to participate in (subject to a customary joint defense agreement), but not control and the defense of any such Proceeding, shall give due consideration to Nocturne’s advice with respect to such Proceeding.

6.7 Regulatory Approvals; Efforts.

(a) The Parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, waivers, permits, orders, actions or non-actions of any Governmental Entity that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any material communication between itself (including its Representatives) and any Governmental Entity regarding any of the Transactions. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be deemed to be Transaction Expenses hereunder, and allocated in the manner described in the definition thereof.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and Representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone or video conference, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7, each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.4, nothing in this Section  6.7 shall require the Company, Nocturne or any of their respective Affiliates, to take any action with respect to any of their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Nocturne or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, Nocturne or their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Nocturne or their respective Affiliates, or any interests therein.

6.8 Communications; Press Releases.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the Transactions or any matter contemplated by the foregoing shall not be issued without the prior written consent of Nocturne and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any Governmental Entity (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Nocturne SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.8, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

6.9 Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (x) Nocturne and the Company shall prepare mutually acceptable materials which shall include a preliminary Registration Statement (in which the Proxy Statement shall be included as a prospectus for purposes of obtaining approval of the Nocturne Shareholder Voting Matters at the Nocturne Shareholder Meeting) and (y) Nocturne shall use its reasonable best efforts to cause its audited financial statements as of and for the year ended December 31, 2021 to be prepared by Marcum LLP and to file such Registration Statement no later than ten (10) Business Days after the delivery of the Financial Statements in accordance with Section 6.20.

(b) Each of Nocturne and the Company agrees to use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Nocturne further agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions.

(c) Each of Nocturne and the Company agrees to furnish to the other party all information concerning itself, its officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Nocturne or the Company to any Governmental Entity in connection with the Transactions, including the Merger (the “Offer Documents”). The Registration Statement, Proxy Statement and any other Offer Documents shall be in a form mutually agreed by Nocturne and the Company.

(d) Prior to filing the Registration Statement, or any amendment thereof or supplement thereto, with the SEC, Nocturne will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts. No filing of, or amendment or supplement to, the Registration Statement, other than in the case of any amendment made pursuant to Section 6.9(g) and Section 6.9(e), will be made by Nocturne without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Nocturne will advise the Company, promptly after Nocturne receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of shares of Nocturne Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Nocturne shall cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the Nocturne Board, as promptly as practicable following the Registration Statement becoming declared effective under the Securities Act. Nocturne will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC and Nasdaq requirements and (ii) otherwise comply in all material respects with all applicable Law.

(e) Nocturne will notify the Company promptly of the receipt of any comments (written or oral) from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or Offer Documents and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Registration Statements, the Proxy Statement or Offer Documents, and will supply the Company with copies of all correspondence between Nocturne or any of its representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Registration Statements or Offer Documents. Nocturne shall permit the Company and its outside counsel to participate in all material discussions and meetings with the SEC and its staff relating to the Registration Statement, the Proxy Statement, this Agreement or the Transactions. Nocturne and the Company shall cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withhold or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Nocturne shall inform the Company whenever any material event occurs that requires the filing of an amendment or supplement to the Registration Statements, Proxy Statement or Offer Documents and the Company shall promptly inform Nocturne whenever the Company discovers any event relating to Nocturne, the Company or any of their respective Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement or Offer Documents.

(f) In connection with any filing Nocturne makes with the SEC that requires information about the Company or the Transactions to be included, the Company will, and will use commercially reasonable efforts to cause its representatives, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use commercially reasonable efforts to (i) cooperate with Nocturne, (ii) respond to questions about the Company required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information reasonably necessary or advisable or otherwise reasonably requested by Nocturne or Nocturne’s representatives in connection with any filing with the SEC.

(g) If, at any time prior to the Nocturne Shareholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Nocturne shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its businesses or any of the Company’s Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Nocturne of such information, event or circumstance.

6.10 Nocturne Shareholder Meeting; Board Recommendation.

(a) Prior to or as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Nocturne shall, in accordance with applicable Law, Nasdaq rules and the Nocturne Governing Documents, establish a record date for, duly call, give notice of, convene and hold a general meeting of Nocturne (including any adjournment or postponement thereof, the “Nocturne Shareholder Meeting”) to be held as soon as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the sole purpose of obtaining the Required Nocturne Vote. Nocturne will use its reasonable best efforts to solicit from the Nocturne Shareholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies with respect to the Required Nocturne Vote and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law and the Nocturne Governing Documents, subject to the right of the Nocturne Board to make a Nocturne Change in Recommendation in accordance with Section 6.10(b) in response to an Intervening Event (it being further understood that such Nocturne Change in Recommendation shall not affect Nocturne’s obligations under this Section 6.10(a) to call, give notice of, convene and hold the Nocturne Shareholder Meeting and submit for the approval of the Nocturne Shareholders the Nocturne Shareholder Voting Matters thereat). Nocturne shall not adjourn or postpone the Nocturne Shareholder Meeting without the prior written consent of Company; provided that Nocturne, subject to the Nocturne A&R Memorandum and Articles, may adjourn or postpone the Nocturne Shareholder Meeting on one or more occasions for up to thirty (30) Business Days in the aggregate (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Nocturne reasonably determines is necessary to comply with applicable Laws, is provided to the Nocturne Shareholders in advance of a vote on the adoption of this Agreement, (ii) to convene a quorum if, as of the time that the Nocturne Shareholder Meeting is originally scheduled, there are insufficient Nocturne Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Nocturne Shareholder Meeting, (iii) if, as of the time that the Nocturne Shareholder Meeting is originally scheduled, adjournment or postponement of the Nocturne Shareholder Meeting is necessary to enable Nocturne to solicit additional proxies required to obtain the Required Nocturne Vote or (iv) to seek withdrawals of redemption requests from Nocturne Shareholders, in each case of the foregoing clauses (i)-(iv), as determined by the Nocturne Board in good faith.

(b) The Registration Statement shall include a statement to the effect that the Nocturne Board has recommended that the Nocturne Shareholders vote in favor of the Nocturne Shareholder Voting Matters at the Nocturne Shareholder Meeting (“Nocturne Board Recommendation”) unless the Nocturne Board shall have changed such recommendation in accordance with this Section 6.10(b). Neither the Nocturne Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, change, or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify, the Nocturne Board Recommendation (a “Nocturne Change in Recommendation”); provided that if, at any time prior to obtaining the Required Nocturne Vote, the Nocturne Board determines in good faith, after consultation with its outside legal counsel, that failure to make a Nocturne Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to Nocturne’s shareholders under applicable Law, then the Nocturne Board may make a Nocturne Change in Recommendation in response to an Intervening Event; provided, further, that Nocturne (to the extent lawful and reasonably practicable) first provides the Company with at least forty-eight (48) hours advance written notice of such Nocturne Change in Recommendation describing in reasonable detail the reasons for such Nocturne Change in Recommendation and the material facts and circumstances relating to such Intervening Event.

6.11 Expenses. Except as otherwise provided in this Agreement (including in Section 2.2(c) with respect to the payment of Transaction Expenses by Nocturne effective upon the Closing), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

6.12 Directors and Officers.

(a) Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Surviving Company (i) shall, to the extent permitted by applicable Law, maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Company Governing Documents as in effect as of the date of this Agreement (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of the Company (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”), and (ii) shall not amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Company Indemnified Person without the written consent of such affected Company Indemnified Person (it being agreed that each Company Indemnified Person shall be a third party beneficiary of this Section  6.12) or as otherwise required by applicable Law. From and after the Effective Time, Nocturne shall cause the Surviving Company to indemnify and hold harmless each Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Governing Documents as in effect as of the date of this Agreement or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). In the event that Nocturne or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all its properties and assets to any Person, Nocturne or the Surviving Company, as the case may be, shall cause proper provisions to be made so that the successors and assigns of Nocturne or the Surviving Company assume the obligations set forth in this Section 6.12.

(b) Tail Policy. At or prior to the Effective Time, the Surviving Company shall purchase and maintain in effect for a period of six (6) years thereafter, policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Company, the Surviving Company and Nocturne with respect to claims arising from facts or events that occurred on or before the Closing and of the type and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy of the Company (the “Tail Policy”); provided that in no event shall the Surviving Company be required to expend on the premium thereof in excess of two hundred percent (200%) of the aggregate annual premiums currently payable by the Company and Nocturne with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap.

6.13 Equity Financing; Cooperation.

(a) During the Pre-Closing Period, Nocturne shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and the Company shall cooperate with Nocturne in such efforts.

(b) Nocturne acknowledges and agrees that the Company shall be entitled to specifically enforce the obligations of the (1) PIPE Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such PIPE Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, on the terms and subject to the conditions set forth in each such Subscription Agreement, and (2) Note Investors to fund the purchase amounts set forth in the Note Purchase Agreements executed by such Note Investors and the provisions of each such Note Purchase Agreement of which the Company is an express third party beneficiary, on the terms and subject to the conditions set forth in each such Note Purchase Agreement. Nocturne shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), modify the subscription amount under any Subscription Agreement or purchase amount under any Note Purchase Agreement or reduce or impair the rights of Nocturne under any Subscription Agreement or Note Purchase Agreement, permit or consent to any material amendment, supplement or modification to any Subscription Agreement or Note Purchase Agreement, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements or Note Purchase Agreements, or any replacements of, any of the Subscription Agreements or Note Purchase Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement or Note Purchase Agreement, as applicable, remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Nocturne Common Stock or Notes, as applicable, contemplated thereby.

(c) Subject to Section 6.13(b) and in the event that all conditions in the Subscription Agreements and the Note Purchase Agreements have been satisfied, Nocturne shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Note Purchase Agreements on or prior to the Closing on the terms described therein, including (i) to enforce the rights of Nocturne under the Subscription Agreements to cause the (1) PIPE Investors to pay to (or as directed by) Nocturne the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms, and (2) the Note Investors to pay to (or as directed by) Nocturne the applicable purchase price under each Note Investor’s applicable Note Purchase Agreement in accordance with its terms; (ii) confer with the Company regarding timing of the expected Closing Date (as defined in the Subscription Agreements); and (iii) deliver notices to counterparties to the Subscription Agreements and the Note Purchase Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements and the Note Purchase Agreements, as applicable.

(d) Without limiting the generality of the foregoing, Nocturne shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (iii) of any amendment to any Subscription Agreement entered into by Nocturne that Nocturne was permitted to make without the prior written consent of the Company in accordance with Section 6.13(b) or (iv) to the extent applicable, if any portion of the (1) PIPE Investment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement or (2) Note Investment pursuant the Note Purchase Agreements will not be funded in accordance with the terms of the applicable Note Purchase Agreement. To the extent applicable, Nocturne shall deliver all notices it is required to deliver under the (A) Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing, and (B) Note Purchase Agreements on a timely basis in order to cause the Note Investors to consummate the transactions contemplated by the Note Purchase Agreements at or prior to the Closing.

6.14 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, the Company shall not, directly or indirectly, engage in any transactions involving or relating to the securities of Nocturne without the prior written consent of Nocturne.

6.15 Exclusivity.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its controlled Affiliates, Subsidiaries and its and their representatives, officers, agents, Affiliates, equityholders and any other person acting on its behalf (the “Related Parties”), not to, directly or indirectly, (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Nocturne and the Sponsor, (with respect to the PIPE Investment) the PIPE Investors and (with respect to the Note Investment) the Note Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to the Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. The Company shall, and shall cause its Related Parties, and its and their representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

(b) During the Pre-Closing Period, subject to the right to withdraw or modify the Nocturne Board Recommendation in accordance with Section  6.10(b), Nocturne shall not, and shall cause its Related Parties not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Nocturne Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Nocturne Competing Transaction; (iii) furnish (including through the Data Room) any non-public information relating to Nocturne or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Nocturne to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Nocturne Competing Transaction; (iv) approve, endorse or recommend any Nocturne Competing Transaction; or (v) enter into a Nocturne Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Nocturne Competing Transaction or publicly announce an intention to do so. Nocturne shall, and shall cause its Related Parties to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Nocturne Competing Transaction.

6.16 Tax Matters.

(a) Nocturne and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for the Intended Tax Treatment, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Parties intend that, following the Merger, Nocturne shall cause the Surviving Company, directly or indirectly, to continue the Company’s historic business or use a significant portion of its historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d).

(b) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication and Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) Nocturne and the Company shall prepare and file all Tax Returns consistent with, and shall not take any Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(d) Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger’s qualifying for the Intended Tax Treatment). In the event either Nocturne or the Company seeks a tax opinion from its respective tax advisor or the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, each Party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor (and in the case of an opinion requested or required by the SEC, both Nocturne and the Company shall use commercially reasonable efforts to cause their respective tax advisors to deliver such an opinion).

(e) Nocturne shall cause all Transfer Taxes to be paid. Nocturne or the Company, as required by Law shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

6.17 Additional Support Agreements. As soon as reasonably practicable following the date hereof the Company shall use its commercially reasonable efforts to cause each Pre-Closing Holder not otherwise party to a Company Transaction Support Agreement to enter into and deliver an executed counterpart of the Company Transaction Support Agreement (“Additional Support Agreements”), provided, that Nocturne acknowledges and agrees that failure to obtain such Additional Support Agreements is not, and shall not be, a condition to Closing. The Company shall deliver true, correct and complete copies of each such fully executed Additional Support Agreements to Nocturne prior to the Closing.

6.18 Company Stockholder Approval. Unless this Agreement has been terminated in accordance with ARTICLE VII, upon the terms set forth in this Agreement and the Company Transaction Support Agreements, the Company shall obtain the Company Stockholder Approval promptly after the Registration Statement has been declared effective by the SEC and shall promptly deliver evidence of the same to Nocturne.

6.19 LTIP. Prior to the effectiveness of the Registration Statement, Nocturne shall approve, and subject to receipt of the Required Nocturne Vote, adopt, an equity incentive plan in a form mutually agreed by Nocturne and the Company (such agreement not to be unreasonably withheld) (the “LTIP”) that provides for the ability to grant cash and equity incentive awards to officers, directors, employees and other service providers of the Surviving Company and its Subsidiaries, with a total pool of awards of Nocturne Common Stock not exceeding twelve percent (12%) of the Fully-Diluted Nocturne Common Stock immediately following the Closing. “Fully-Diluted Nocturne Common Stock” means, following the Closing, the aggregate number of (i) shares of Nocturne Common Stock and (ii) securities convertible into or exercisable for shares of Nocturne Common Stock (whether vested or unvested). Notwithstanding the foregoing, the initial number of shares under the LTIP will be agreed to between the parties and based upon benchmarking against peer companies (taking into account the nature and geography of the business of the Company as well as the fact that the Surviving Company will be a wholly-owned subsidiary of a publicly listed company).

6.20 Delivery of Financial Statements.

(a) The Company shall use its commercially reasonable efforts to provide Nocturne with the following items by the date that is forty-five (45) days following the date of this Agreement: unaudited financial statements, including consolidated balance sheets and consolidated statements of income and changes in equity and cash flows, of the Company for the nine-month period ended September 30, 2022, together with all related notes and schedules thereto, prepared in accordance with GAAP and Regulation S-X (except for the omission of notes and audit adjustments for unaudited financial statements to the extent permitted by Regulation S-X) (the “Company Financial Statements”).

(b) The Company shall also use its commercially reasonable efforts to: (i) provide Nocturne with the following items within forty-five (45) calendar days from the execution of this Agreement: (A) a draft of management’s discussion and analysis of financial condition and results of operations with respect to the periods set forth in Section 6.20(a), as necessary for inclusion in the Registration Statement, (B) all selected financial data of the Company required by applicable rules and regulations and guidance of the SEC to be included in the Registration Statement and (C) all other audited and unaudited financial statements of the Company and any company or business units acquired by the Company required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement (including pro forma financial information); and (ii) provide Nocturne any necessary consents of the Company’s independent auditors to the inclusion of data and information in the Registration Statement.

6.21 Domestication. Subject to receipt of the Required Nocturne Vote, prior to the Closing, Nocturne shall cause the Domestication to become effective in any appropriate manner at the discretion of Nocturne, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Nocturne and the Company, together with the Interim Nocturne Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act in connection with the Domestication, (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands and (d) completing and making all filings required to be made with the SEC and Nasdaq to list Nocturne Common Stock on Nasdaq. Immediately prior to the Closing, Nocturne shall adopt the Nocturne Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Interim Nocturne Certificate of Incorporation and the DGCL. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Nocturne Shareholder, (i) each Nocturne Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Nocturne Common Stock. The Company shall reasonably cooperate with Nocturne with respect to the Domestication.

6.22 Name Change. In connection with the Domestication, Nocturne shall change its name to “Cognos Therapeutics Holdings, Inc.”

6.23 Section 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain from each Person, if any, who could reasonably be expected to receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the transactions contemplated by this Agreement (without regard to Treasury Regulations Section 1.280G-1, Q&A 9), whether alone or together with any other event (a “Potential 280G Benefit”), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder (each, a “280G Waiver”), and (b) submit to the Company Stockholders for approval in a manner that complies with Section 280G(b)(5)(B) of the Code the Potential 280G Benefits, such that, if approved by the Company Stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and, if applicable, the Company shall deliver to Nocturne evidence reasonably satisfactory to Nocturne that (i) approval of the Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite approval of the Company Stockholders was obtained with respect to any payments and/or benefits that were subject to the approval of the Company Stockholders (the “280G Approval”), or (ii) the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided, pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. At least five (5) Business Days prior to the date the Company submits the Potential 280G Benefits to the Company Stockholders, the Company shall provide to Nocturne a draft of all documents and calculations of the parachute payments contemplated in this Section 6.23. The Company will consider in good faith all reasonable comments that are made by Nocturne or its Representatives.

6.24 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Nocturne to resign, so that effective as of the Closing, Nocturne’s board of directors (the “Post-Closing Nocturne Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and elect to the Post-Closing Nocturne Board the seven (7) persons that are designated by the Company prior to the Closing, at least four (4) of whom shall qualify as an independent director under Nasdaq rules.

(b) The Parties shall take all action necessary, including causing the executive officers of Nocturne to resign, so that the individuals serving as executive officers of Nocturne immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

ARTICLE VII
TERMINATION

7.1 Termination. This Agreement may only be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a) by the mutual written consent of the Company and Nocturne;

(b) by the Company or Nocturne by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or Nocturne by written notice to the other Party or Parties if the consummation of the Transactions shall not have occurred on or before September 30, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has resulted in the failure of the Merger and the other Transactions to be consummated on or before such date;

(d) by the Company, if Nocturne breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections  2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to Nocturne by the Company, cannot be cured by the Outside Date or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section  7.1(d) shall not be available to the Company if the Company is then in breach of any Company representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would render the conditions precedent to Nocturne’s obligations to consummate the transactions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) of this Agreement not capable of being satisfied;

(e) by Nocturne, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to Nocturne’s obligations to consummate the transactions set forth in Sections 2.4(b) and 2.4(b)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to the Company, as applicable, by Nocturne, cannot be cured by the Outside Date or has not been cured by the date that is thirty (30) days after the receipt of such written notice and Nocturne has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Nocturne if Nocturne is then in breach of any Nocturne representation, warranty, covenant or agreement contained in this Agreement which breach or failure to perform would render the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied;

(f) by Nocturne, if the Company fails to deliver the Company Stockholder Approval in accordance with Section 6.18 within five (5) Business Days following the date the Registration Statement has been declared effective by the SEC;

(g) by written notice from either the Company or Nocturne to the other if the Required Nocturne Vote is not obtained at the Nocturne Shareholder Meeting (subject to any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 7.1(g) shall not be available to Nocturne if Nocturne has materially breached its covenant or agreement set forth in Section 6.10(b) or in Section 6.15(b) and such material breach is the primary cause of or has resulted in the failure of the Required Nocturne Vote to be obtained; or

(h) by the Company, if the Nocturne Board shall have made an Nocturne Change in Recommendation in accordance with Section 6.10(b) that is adverse to the Company.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.4, Section 6.8(a), Section 6.11, this Section  7.2 and ARTICLE VIII of this Agreement (the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach occurring prior to the termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Nocturne and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Nocturne Shareholder Voting Matters at the Nocturne Shareholder Meeting so long as such amendment or waiver would not require the further approval of the Nocturne Shareholders under applicable Law without such approval having first been obtained.

8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud or Willful Breach, (ii) as set forth in Section 7.2 or (iii) for claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Company shall have no liability to Nocturne, the Sponsor or their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Nocturne Parties”) for any and all losses that are sustained or incurred by any of the Nocturne Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) in the event of Willful Breach, (iii) as set forth in Section 7.2 or (iv) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Nocturne Parties shall have no liability to the Company and its Subsidiaries, successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any and all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Nocturne’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) None of the representations, warranties or covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties or covenants shall survive the Closing and all such representations, warranties and covenants shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this ARTICLE VIII and any corresponding definitions set forth in ARTICLE I.

8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.2(b), notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company:	with copies to (which shall not constitute notice):
Cognos Therapeutics, Inc. 10604 S La Cienega Blvd Inglewood, CA 90304 United States Attention: Frank Adell E-mail: frank.adell@cognosthx.com

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

United States

Telephone No.: (212) 370-1300
Attention: Barry I. Grossman, Esq.

E-mail: bigrossman@egsllp.com

Notices to Nocturne or Merger Sub at or prior to the Closing:	with a copy to (which shall not constitute notice):
Nocturne Acquisition Corporation 7244 Carrizo Drive, La Jolla, CA 92037, United States of America Attention: Thomas Ao E-mail: thomas@nocturnecorp.com	Dechert 31/F Jardine House, One Connaught Place Central, Hong Kong Attention: Yang Wang E-mail: yang.wang@dechert.com
Notices to Nocturne or the Surviving Company after the Closing:	with copies to (which shall not constitute notice):
Cognos Therapeutics Holdings, Inc. 10604 S La Cienega Blvd Inglewood, CA 90304 United States Attention: Frank Adell E-mail: frank.adell@cognosthx.com

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

United States

Telephone No.: (212) 370-1300
Attention: Barry I. Grossman, Esq.

E-mail: bigrossman@egsllp.com

and

Dechert

31/F Jardine House, One Connaught Place

Central, Hong Kong

Attention: Yang Wang

E-mail: yang.wang@dechert.com

8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company (including by operation of Law) without the prior written consent of Nocturne. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain letter of intent among Nocturne and the Company, dated as of January 14, 2021), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each Party submits to the exclusive jurisdiction of any court of the State of New York sitting in New York County or, if it has or can obtain jurisdiction, the Federal District Court for the Southern District of New York, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

8.10 Trust Account Waiver. The Company acknowledges that Nocturne has established the Trust Account for the benefit of its public Nocturne Shareholders and certain other parties (including the underwriters of its initial public offering (the “Nocturne IPO”)), which holds proceeds of its initial public offering and certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon). For and in consideration of Nocturne entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and its Subsidiaries and Affiliates it has the authority to bind, hereby agrees that, notwithstanding anything in this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Nocturne Shareholders upon the redemption of their shares and (ii) the underwriters of Nocturne’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) (regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) between Nocturne, on the one hand, and the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided, however, that the foregoing waiver shall not limit or prohibit the Company or such Affiliates from pursuing a claim for specific performance or other equitable relief in connection with the Transactions or the Ancillary Agreements (including any claim for Nocturne to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Nocturne to induce Nocturne to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates that it has the authority to bind under applicable Law. To the extent the Company or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against Nocturne or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Nocturne, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against Nocturne, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s such Affiliates’ sole remedy shall be against assets of Nocturne or such Affiliate or representatives not in the Trust Account at such time and that such claim shall not permit the Company or such Affiliates (or any Person claiming on behalf of any of them) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, monetary damages, even if available, would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove actual damages or irreparable harm) to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder (other than in respect of the rights of the Company Indemnified Persons pursuant to Section 6.12 and Non-Party Affiliates pursuant to Section  8.14, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Except to the extent expressly provided in this Agreement, the Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Ancillary Agreement or any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, in each case, acting in such capacities, but in no case including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any Ancillary Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any Ancillary Agreement or any other documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such Ancillary Agreement or document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.14.

8.15 Legal Representation.

(a) Nocturne and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Company or any member of the Company Group, on the other hand, any legal counsel, including Ellenoff Grossman & Schole LLP (“EGS”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Nocturne and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among the Company or any member of the Company Group, on the one hand, and EGS, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company.

(b) Nocturne and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Nocturne or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Company) (collectively, the “Nocturne Group”), on the one hand, and (ii) the Surviving Company or any member of the Company Group, on the other hand, any legal counsel, including Dechert, Dechert LLP and its respective affiliates (“Dechert”), that represented Nocturne or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Nocturne Group, in such dispute even though the interests of such persons may be directly adverse to Nocturne, the Surviving Company, and even though such counsel may have represented Nocturne in a matter substantially related to such dispute, or may be handling ongoing matters for Nocturne, the Surviving Company or the Sponsor. Nocturne and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among Nocturne, the Sponsor or any other member of the Nocturne Group, on the one hand, and Dechert, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Nocturne Group after the Closing, and shall not pass to or be claimed or controlled by Nocturne or, following the Closing, the Surviving Company.

8.16 Acknowledgements.

(a) Company. The Company specifically acknowledges and agrees to Nocturne’s disclaimer of any representations or warranties other than the Definitive Nocturne Representations, whether made by Nocturne or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or its Affiliates or representatives by either Nocturne or the Sponsor or any of their respective Affiliates or representatives), other than the Definitive Nocturne Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither Nocturne nor the Sponsor nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive Nocturne Representations, neither Nocturne nor Merger Sub makes, nor has Nocturne or Merger Sub made, any other express or implied representation or warranty with respect to Nocturne or Merger Sub, their assets or Liabilities, the businesses of Nocturne or Merger Sub or the transactions contemplated by this Agreement or the Ancillary Agreements. The Company specifically disclaims that it is relying upon or has relied upon any representations or warranties other than the Definitive Nocturne Representations.

(b) Nocturne and Merger Sub. Each of Nocturne and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nocturne, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nocturne, the Sponsor, their Affiliates or representatives by the Company or any of its Affiliates or representatives), other than the Definitive Company Representations. Each of Nocturne and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of Nocturne and Merger Sub specifically acknowledges and agrees that except for the Definitive Company Representations, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the business of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of Nocturne and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in the Definitive Company Representations.

8.17 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Nocturne Capital Stock shall have been changed into a different number of shares or a different share type (with the prior written consent of the Company, to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained in this Agreement which is based upon the number of shares of Nocturne Capital Stock will be appropriately adjusted to provide to the Pre-Closing Holders and Nocturne Shareholders the same economic effect as contemplated by this Agreement prior to such event. If, during the Pre-Closing Period the outstanding shares of the Company shall have been changed into a different number of shares or a different class (with the prior written consent of Nocturne to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and Nocturne Shareholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date first above written.

NOCTURNE ACQUISITION
CORPORATION

By:	/s/ Henry Monzon
	Name:	Henry Monzon
	Title:	Chief Executive Officer

NOCTURNE MERGER SUB, INC.

By:	/s/ Henry Monzon
	Name:	Henry Monzon
	Title:	Authorized Representative

[Signature Page to Agreement and Plan of Merger and Reorganization]

COGNOS THERAPEUTICS, INC.

By:	/s/ Frank Adell
	Name:	Frank Adell
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A
Form of Lock-up Agreement

EXHIBIT B
FORM OF SPONSOR FORFEITURE AGREEMENT

EXHIBIT C
Form of Company Transaction Support Agreement